UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2012 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, May 4 at 9:30 a.m. at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the Company’s major developments of 2011 and answer your questions. I hope you will participate in this review of our Company’s business and operations.

Whether or not you will be attending the meeting, your vote is very important. Please vote by promptly submitting your proxy by mail, by the internet or by phone. The details are in your proxy notice and this proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

Klaus Kleinfeld

Chairman of the Board and Chief Executive Officer

March 12, 2012

390 Park Avenue

New York, NY 10022-4608

NOTICE OF 2012 ANNUAL MEETING

March 12, 2012

Alcoa’s annual meeting of shareholders will be held on Friday, May 4, 2012 at 9:30 a.m. We will meet at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. Shareholders of record of Alcoa common stock at the close of business on February 6, 2012 are entitled to vote at the meeting.

Shareholders will vote on:

•	Election of directors;
•	Ratification of the selection of the independent auditor for 2012;
•	Advisory approval of executive compensation;
•	Elimination of the supermajority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (fair price protection);
•	Elimination of the supermajority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (director elections);
•	Elimination of the supermajority voting requirement in the Articles of Incorporation relating to the removal of directors;
•	Amendment of the Articles of Incorporation to phase out the classified board;
•	Amendment of the Articles of Incorporation and the By-Laws to permit shareholder action by written consent; and
•	Other business properly presented at the meeting or any adjournment thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for advice as to how to obtain an admission ticket.

On behalf of Alcoa’s Board of Directors,

Donna Dabney

Vice President, Secretary

PROXY STATEMENT

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PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2012.

The Company’s Proxy Statement and 2011 Annual Report to Shareholders are available at

www.ReadMaterial.com/AA

We are pleased again this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 15, 2012, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

Who is entitled to vote and how many votes do I have? If you are a common stock shareholder of record at the close of business on February 6, 2012, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote? You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, follow the instructions on your Notice to request a paper copy of the proxy card and proxy materials, mark your vote on the proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, follow the instructions on the Notice. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

How do I get an admission ticket to attend the Annual Meeting? You may attend the meeting if you were a shareholder as of the close of business on February 6, 2012. If you plan to attend the meeting, you will need an admission ticket. If a broker holds your shares and you would like to attend the meeting, please write to: Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can get from your broker), and we will send you an admission ticket. If you are a registered shareholder, have your Notice available and either call 1 866 804-9594 or access the Internet at www.AlcoaAdmissionTicket.com and follow the instructions provided.

What does it mean if I receive more than one proxy Notice? If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one proxy Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare, at 1 888 985-2058 (in the U.S. and Canada) or 1 201 680-6578 (all other calls) or through the Computershare web site, www.computershare.com.

How do I vote if I participate in one of the employee savings plans? You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 1, 2012.

Can I change my vote? There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on May 4, 2012, or by 11:59 p.m. EDT on May 1, 2012 in the case of instructions to the trustee of an employee savings plan):

•	Vote again by telephone or at the Internet web site.
•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•	Common shareholders of record may vote in person at the annual meeting.
•	Common shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.
•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential? Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

What constitutes a “quorum” for the meeting? A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How are votes counted? At the close of business on February 6, 2012, the record date for the meeting, Alcoa had outstanding 1,066,095,541 shares of common stock (excluding treasury shares). Each share of common stock is entitled to one vote. Director candidates who receive a majority of votes cast will be elected.

•	Authorization of the following items requires a majority of the votes cast:

Item 1 (election of directors)

Item 2 (ratification of auditor)

Item 8 (permit shareholder action by written consent).

•	Item 3 (advisory approval of executive compensation) is an advisory vote requiring further action by the Company to implement any changes.

•

Items 4, 5 and 6 (amending the Articles of Incorporation to eliminate the supermajority voting provisions) and Item 7 (amending the Articles of Incorporation to phase out the classified board) require the approval of shareholders holding 80% of the shares outstanding.

All items on the ballot are “non-routine” matters under New York Stock Exchange rules except ratification of the auditor (Item 2). Brokerage firms are prohibited from voting on non-routine items without receiving instructions from the beneficial owners of the shares. Broker non-votes will have no effect on the outcome of the vote for Items 1, 2, 3 and 8. Broker non-votes will have the effect of a vote against Items 4, 5, 6 and 7 because the vote for those items is measured by the percentage of shares outstanding that have cast a favorable vote. Abstentions will likewise have the effect of votes against Items 4, 5, 6 and 7.

Who pays for the solicitation of proxies? Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on Company business? Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

May I nominate someone to be a director of Alcoa? Yes, please see page 70 of this proxy statement for complete details.

When are the 2013 shareholder proposals due? To be considered for inclusion in the 2013 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than 120 calendar days before the release date of this proxy statement, which is November 15, 2012. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2013 annual meeting, notice of intention to present the proposal must be received in writing at our principal executive offices by February 3, 2013. Address all notices of intention to present proposals at the 2012 annual meeting to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For information on the procedures for shareholder nominations of director candidates for the 2012 annual meeting, see “Nominating Candidates for Election to the Board” on page 70 of this proxy statement.

Will the annual meeting be webcast? Yes, our annual meeting will be webcast on May 4, 2012. You are invited to visit http://www.alcoa.com under “About—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 4, 2012, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 20, 2012. An archived copy of the webcast also will be available on our web site.

What is “householding”? Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the Annual Report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com or call 1 412 553-1245.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated four incumbent directors: Kathryn S. Fuller, Judith M. Gueron, Patricia F. Russo and Ernesto Zedillo to stand for re-election to the board for a three-year term expiring in 2015.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors, see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 70 of this proxy statement. The directors standing for re-election were evaluated by the other members of the Board of Directors and the conclusion was reached that each such nominee was well qualified to stand for re-election to the board. In addition, the Board of Directors determined that each nominee qualifies as an independent director under applicable regulations and the Company’s guidelines for independence. See “Board, Committee and Director Evaluations” on page 68 and “Director Independence” on page 64 of this proxy statement.

The Board of Directors recommends a vote FOR ITEM 1, the election of Kathryn S. Fuller, Judith M. Gueron, Patricia F. Russo and Ernesto Zedillo to the Board for a three-year term expiring in 2015.

If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named. Incomplete proxy cards will be voted in accordance with the Board of Directors’ recommendations by the proxy committee.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2015

Kathryn S. Fuller

Ms. Fuller, 65, was elected to the Board of Directors in 2002 and is a member of the Compensation and Benefits Committee and the Public Issues Committee.

Ms. Fuller is the Chair of the Smithsonian’s National Museum of Natural History, the world’s preeminent museum and research complex, and she also currently serves on the board of The Robert Wood Johnson Foundation, a leading philanthropy in the field of health and health care. Ms. Fuller retired as Chair, The Ford Foundation, a nonprofit organization, in September 2010, after having served in that position since May 2004.

Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

Ms. Fuller has led three internationally recognized and respected organizations—having served as the chief executive officer of WWF and Chair of The Ford Foundation and currently serving as Chair of the Smithsonian’s National Museum of Natural History. Her experience in managing world-class organizations, combined with her proven leadership skills, international experience and environmental focus have all contributed to the diversity and richness of the board’s deliberations.

The Company has long recognized the need to earn the right to continue to do business in the communities in which it operates, and as a result, the board seeks the input of directors, such as Ms. Fuller, who have a broad perspective on sustainable development.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2015

Judith M. Gueron

Dr. Gueron, 70, was elected to the Board of Directors in 1988. Dr. Gueron is Lead Director, Chairman of the Governance and Nominating Committee, and a member of the Public Issues Committee and the Executive Committee.

Dr. Gueron is Scholar in Residence, MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005, and President Emerita of MDRC since 2004.

Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005. She was President, MDRC from 1986 to August 2004 and MDRC’s Executive Vice President for research and evaluation from 1978 to 1986 and Research Director from 1974 to 1978. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration. Dr. Gueron is a director of the National Bureau of Economic Research.

A widely published, nationally recognized expert on employment and training, poverty, and family assistance, Dr. Gueron is the author of “From Welfare to Work”. She is past President of the Association for Public Policy Analysis and Management, has served on several National Academy of Sciences committees and federal advisory panels, and has frequently testified before Congress. In 2005, she received the inaugural Richard E. Neustadt Award from the John F. Kennedy School of Government, Harvard University.

Dr. Gueron received her B.A. Summa Cum Laude from Radcliffe College in 1963 and her Ph.D. in economics from Harvard University in 1971.

Dr. Gueron chaired the Public Issues Committee from its inception in 2002 to April 2010. She has been recognized by her colleagues on the board for her leadership and development of this committee, which provides advice and guidance on public issues that may affect the Company or its reputation. Dr. Gueron led three trips to the Juruti bauxite mine project in the Amazon region of Brazil to meet directly with management, community leaders and non-governmental organizations regarding sustainable community development and environmental stewardship of this sensitive area. Dr. Gueron has a depth of experience with the aluminum industry, having served on the Company’s board for over 20 years.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2015

Patricia F. Russo

Ms. Russo, 59, was elected to the Board of Directors in 2008. She is Chairman of the Compensation and Benefits Committee and a member of the Governance and Nominating Committee and the Executive Committee.

Ms. Russo is the former Chief Executive Officer of Alcatel Lucent, a communications company, from December 2006 to September 2008. She served as Chairman from 2003 to 2006; and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001 until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Ms. Russo is the Lead Director of General Motors Company and is a director of Hewlett-Packard Company, KKR Management LLC and Merck & Co., Inc.

Ms. Russo has proven business acumen, having served in executive and board leadership capacities at a number of significant complex global organizations. As chief executive officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. In 2009, Ms. Russo was selected to serve on the board of Merck & Co., Inc. after its merger with Schering Plough Corp. where she had served as a director since 1995, chair of the Governance Committee for six years and Lead Director prior to the merger; she was approved by the U.S. Treasury Department to serve on the newly created board for General Motors Company following its reorganization and was subsequently appointed Lead Director; and she was named Chairman of the Partnership for a Drug-Free America, a national non-profit organization. Ms. Russo has demonstrated a depth of business experience, knowledge of compensation and benefits in her service as Chairman of the Company’s Compensation and Benefits Committee and as chairman of the compensation committee of Hewlett Packard, and her extensive knowledge of governance practices and principles.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2015

Ernesto Zedillo

Ernesto Zedillo, 60, was elected to the Board of Directors in 2002. He is Chairman of the Public Issues Committee and a member of the Audit Committee.

Mr. Zedillo was elected to the Board of Directors of Citigroup Inc. in April 2010, and is a member of the Risk Management and Finance Committee of that company. He has been a member of the Board of Directors of The Procter & Gamble Company since March 2001, where he is currently chair of the Governance and Public Responsibility Committee and a member of the Innovation and Technology Committee. From 2001 to 2008, he was a member of Procter & Gamble’s Finance Committee. Mr. Zedillo is a member of the Board of Directors of Grupo Prisa, and chairs the Governance Committee. He was a director of the Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees. In addition, he was a director of Electronic Data Systems Corporation from 2007 to 2008 where he was a member of its Governance Committee.

Mr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico. From 1978-1987 he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). He was elected President of Mexico in August of 1994; his term ran from December of 1994 to December of 2000.

He was a Distinguished Visiting Fellow at the London School of Economics in 2001 and has been at Yale University since 2002, where he is the Frederick Iseman ‘74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies.

Mr. Zedillo belongs to the international advisory boards of ACE Limited, Rolls-Royce and BP. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being a member of the Foundation Board of the World Economic Forum.

Mr. Zedillo’s broad experience in government and international politics provides insight into governmental relations in the various countries in which the Company operates. Mr. Zedillo also qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Arthur D. Collins, Jr.

Mr. Collins, 64, was elected to the Board of Directors in April 2010. He is a member of the Audit Committee and the Compensation and Benefits Committee.

Mr. Collins is the retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. He held a succession of executive leadership positions with the company starting in 1992 until his retirement in 2008. He served as Chairman of the Board of Medtronic, Inc. from April 2002 through August 2008 and Chairman and Chief Executive Officer from May 2002 to August 2007. In addition, Mr. Collins served as President and Chief Executive Officer, President and Chief Operating Officer and Chief Operating Officer at the company. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a major management consulting firm.

Mr. Collins currently serves on the board of The Boeing Company, U.S. Bancorp and privately held Cargill, Incorporated. He has served on the Audit, Finance, Compensation, Governance and Executive committees of various boards. Currently he chairs the Governance Committee at U.S. Bancorp, the Finance Committee at Boeing and the Human Resources and Compensation Committee at Cargill.

Mr. Collins is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and the Board of Visitors at Miami University of Ohio. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

Mr. Collins qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Michael G. Morris

Mr. Morris, 65, was elected to the Board of Directors in 2008. He is a member of the Audit Committee, the Compensation and Benefits Committee, the Executive Committee and the Governance and Nominating Committee.

Mr. Morris is Chairman and retired President and Chief Executive Officer, American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States.

Mr. Morris has been Chairman of AEP since 2004. He served as Chief Executive officer of AEP and all of its major subsidiaries from 2004 to November 2011 and as President from 2004 to 2011. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses. Mr. Morris is a Director of American Electric Power Company, Inc. and The Hartford Financial Services Group, Inc. Mr. Morris has proven business acumen, serving and having served as the chief executive officer of significant, complex organizations.

Mr. Morris’ other business affiliations include service on the board of Battelle, the world’s largest independent research and development organization, the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association’s Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force). Mr. Morris is past chairman of the Edison Electric Institute.

The production of aluminum requires large amounts of energy in an electrolytic smelting process. Mr. Morris’ experience in the energy field is a valuable resource to the Company as we engage in renewing our energy supplies. In addition, Mr. Morris is a leader in developing the carbon sequestration process, which is a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions.

Mr. Morris qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

E. Stanley O’Neal

Mr. O’Neal, 60, was elected to the Board of Directors in 2008 and is a member of the Audit Committee, the Governance and Nominating Committee and the Executive Committee.

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility. He served as a member of the board of directors of General Motors Corporation from 2001 to 2006.

Mr. O’Neal is a director of American Beacon Advisors, Inc., an investment advisor registered with the Securities and Exchange Commission.

Mr. O’Neal is an audit committee financial expert who has added a valuable perspective to the Audit Committee, as the Company does not have another director with a background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation.

His other affiliations include service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Klaus Kleinfeld

Mr. Kleinfeld, 54, was elected to the Board of Directors in 2003. He is Chairman and Chief Executive Officer of Alcoa since April 2010. He was President and Chief Executive Officer of Alcoa from May 2008 to April 2010. Mr. Kleinfeld was President and Chief Operating Officer of Alcoa from October 2007 to May 2008. He is Chairman of the Executive Committee and of the International Committee of the Board of Directors.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of the company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Prior to his service on the Managing Board of Siemens AG from 2004 to January 2005, Mr. Kleinfeld was President and Chief Executive Officer of the U.S. subsidiary, Siemens Corporation, which represents the company’s largest region, from 2002 to 2004.

As the only management representative on our board, Mr. Kleinfeld provides an insider’s perspective in board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s global business.

In addition to serving on Alcoa’s board, he is a member of the Supervisory Board of Bayer AG. He was elected to the Brookings Institution Board of Trustees in May 2010. In September 2009, Mr. Kleinfeld was appointed Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a PhD in strategic management and a master’s degree in business administration.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

James W. Owens

Mr. Owens, 66, was elected to the Board of Directors in 2005. He is Chairman of the Audit Committee.

Mr. Owens served as Chairman and Chief Executive Officer, Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from February 2004 through June 2010. He was Executive Chairman from June to October 2010, when he retired from the company.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004 and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987 he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, Calif. In 1993, he was elected Vice President and Chief Financial Officer.

Mr. Owens is a director of International Business Machines Corporation and Morgan Stanley. In addition, he serves as a senior advisor to Kohlberg Kravis Roberts & Co. L.P., a global asset manager working in private equity and fixed income.

Mr. Owens is an audit committee financial expert serving as Chairman of the Audit Committee for the Company. His background as former Chief Financial Officer of Caterpillar provides a strong financial foundation for Audit Committee deliberations. Mr. Owens has proven business acumen, serving as the former chief executive officer of a significant, complex global industrial company. His other major affiliations include the Peterson Institute for International Economics; the Council on Foreign Relations; and former Chairman and Executive Committee member of the Business Council.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Sir Martin Sorrell

Sir Martin Sorrell, 67, was appointed to the Board of Directors in 2012. He is a member of the Public Issues Committee.

Sir Martin Sorrell founded WPP plc (“WPP”), the world’s largest advertising and marketing services group, in 1985, and has been the Chief Executive Officer since that time. WPP companies, which include some of the most eminent agencies in the business, provide clients with advertising, media investment management, consumer insight, public relations and public affairs, branding and identity, healthcare communications, direct, interactive and internet marketing, and special communication services. Collectively, WPP employs over 153,000 people in 107 countries.

Sir Martin actively supports the advancement of international business schools, advising Harvard, IESE (Spain), the London Business School the Indian School of Business and the Judge Institute at Cambridge University. He is Chairman of the International Business Council of the World Economic Forum and he has been publicly recognized with a number of awards including the Harvard Business School Alumni Achievement Award. In addition, Sir Martin serves on the board of directors of the Bloomberg Family Foundation and is a member of the Advisory Boards of global investment firm Stanhope Capital and private equity firm Bowmark Capital. He received a knighthood in January 2000.

Sir Martin serves as a director of WPP and a non-executive director of Alpha Topco Limited, a privately held holding company for the Formula One Group.

Sir Martin is an internationally recognized business leader and brings to the board his experience in growing the WPP enterprise through innovation, acquisitions and his extensive international business relationships.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Ratan N. Tata

Mr. Tata, 74, was elected to the Board of Directors in 2007 and is a member of the Public Issues Committee and the International Committee.

Mr. Tata is Chairman, Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, since 1991. Mr. Tata is Chairman of the major Tata Group companies including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies. Mr. Tata joined the Tata Group in December 1962. He also serves as a director of Fiat SpA, and Bombay Dyeing and Manufacturing Company Limited.

Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private sector philanthropic trusts in India. He also serves on the UK Prime Minister’s Business Council for Britain and the international advisory boards of the Mitsubishi Corporation, the American International Group, JPMorgan Chase and Rolls-Royce.

Mr. Tata is President of the Court of the Indian Institute of Science, Chairman of the Council of Management of the Tata Institute of Fundamental Research and a member of the Board of Trustees of Cornell University and the University of Southern California.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors including the Government of India’s second highest civilian award, the Padma Vibhushan.

Mr. Tata brings to the Company’s board significant international business experience in a wide variety of industries. His Asian perspective adds valuable diversity to the deliberations of the Board.

ITEM 2—PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR

The Company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

Although the Company’s By-Laws do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as the outside auditor, the board determined in 2004 that the annual selection of the outside auditor would be so submitted for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote FOR ITEM 2, to ratify the selection of the independent auditor. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

2012 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements and internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the Company’s own internal audit function. Management has primary responsibility for the preparation of the Company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the independent auditor is responsible for expressing an opinion on the consolidated financial statements and internal control over financial reporting. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the Company and management, and has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence. In addition, the committee has discussed with the independent auditor the required communications with audit committees pursuant to PCAOB standards.

The committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence. We have established a policy on requiring pre-approval of fees for audit, audit-related, tax and other services, which is set forth in Attachment A.

We retain the independent auditor to provide services for audit and audit-related work and for limited tax and other services. The lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission requirements. The committee has concluded that the independent auditor is independent from the Company and its management.

The committee has reviewed with the Vice President—Audit and the independent auditor the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the Vice President—Audit and the independent auditor to review the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal and Compliance Officer.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the Company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2012.

See page 67 of this proxy statement, “Committees—Audit Committee,” for information on the committee’s 2011 meetings.

The Audit Committee

James W. Owens, Chairman

Arthur D. Collins, Jr.

Michael G. Morris

E. Stanley O’Neal

Ernesto Zedillo

February 16, 2012

AUDIT AND NON-AUDIT FEES

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2011	2010
Audit Fees	$12.0	$11.6
Audit Related Fees	0.6	0.5
Tax Fees	0.1	0.1
All Other Fees	0.2	0.4

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, accounting and audit advisory services.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed upon or expanded audit procedures for accounting or regulatory requirements and consultation with management as to accounting or disclosure treatment.

Tax Fees include U.S. Federal, state and local tax support and international tax support.

Other Fees include services to review the Company’s actuarial calculations for its captive insurance company and fees related to regulatory matters. In 2010, other fees include services to enhance compliance systems with regard to Department of Defense regulations due to increased business with the Department of Defense.

ITEM 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Board of Directors is asking you to approve, on an advisory basis, the 2011 compensation of our named executive officers as described in this proxy statement, pages 20 through 49.

We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the following factors in determining whether to approve this proposal:

Strong Pay for Performance Alignment

•	Since 89% of the CEO’s compensation is performance based and 73% of his compensation is paid in the form of equity, the impact of share price on executive compensation is significant
•	A majority of shares granted to the CEO and named executive officers is in the form of performance restricted share units that are earned only if targets for revenue and adjusted EBITDA margin are met
•

Despite strong financial and stock price performance in the first half of the year, the economic volatility and sharp drop in the price of aluminum on the London Metal Exchange during the second half of 2011 resulted in a decline in the stock price of Alcoa and its aluminum peers by year end. To demonstrate leadership in adversity, Alcoa took discretionary actions to reduce executive compensation:

•	Reduced the CEO’s annual cash incentive compensation by 45% and reduced the value of his 2012 equity grant by 20% from the 2011 grant, for a total reduction in compensation of $3.15 million
•	Reduced cash incentive payments for members of the executive council, which includes all the named executive officers, by 20%

Good Pay Policies and Practices

•	CEO must hold 6 times salary in Alcoa stock until retirement
•	Other executives must hold 2 to 3 times salary in Alcoa stock until retirement
•	Use of financial instruments to hedge or offset declines in Alcoa stock is prohibited
•	No repricing, cashing out or exchanging options
•	Claw back policies for all incentive compensation plans
•	Double trigger vesting of stock options and stock awards

Responsiveness to Shareholders

•	Alcoa’s 2011 advisory vote on compensation received the approval of 84% of votes cast
•

We contacted our larger shareholders before and after the 2011 vote to get their advice on our compensation policies and practices. As a result of those discussions, we strengthened our long term incentive plan and increased disclosure in this proxy statement of threshold, target and maximum performance levels for our incentive plans.

The advisory vote on the compensation of our named executive officers gives you another way to convey your views on our compensation policies and decisions. The Board of Directors will review the results of this vote and take it into consideration in addressing future compensation policies and decisions.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board of Directors recommends a vote FOR ITEM 3.

The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

Building on Alcoa’s firm commitment to pay for performance and solid alignment with shareholders, executive compensation decisions for 2011 were influenced positively by Alcoa’s strong operational and financial performance and negatively by the volatility in stock performance of Alcoa.

At Alcoa, pay is heavily based on equity and dependent on performance.  With 89% of our CEO’s pay being based on performance and 73% in the form of equity, Alcoa’s compensation design is solidly aligned with shareholder interests. In addition, we require the CEO to hold six times his salary in Alcoa stock until retirement and the other named executives to hold three times their salaries in Alcoa stock until retirement, except Mr. DeRoma who was required to hold two times his salary. Given this high proportion of executive compensation in equity, the drop in Alcoa’s stock price during the second half of 2011 had a major negative impact on the realizable value of earned compensation of the CEO and other executives despite the Company’s strong operational performance. Realizable value is the actual cash compensation earned plus the value of stock grants made during the period, using the end of year stock price. See page 24 for a fuller discussion.

CHART 1

Alcoa performed well in a difficult market.  We took decisive action in 2011 to offset increases in the costs of energy, raw materials and other cost increases by increasing volume, improving price mix and significantly improving productivity. (See CHART 2, page 21.) In addition, we managed capital expenditures, and achieved historic lows in days working capital. (See CHART 3, page 21.) As a result, our 2011 financial performance was significantly better than 2010. For a reconciliation to GAAP of the non-GAAP financial measures used in this CD&A, please refer to Attachment E on page 97.

Highlights of 2011 Financial Performance

•	Revenue of $25 billion, up 19 percent over 2010
•	Income from continuing operations of $614 million, more than double 2010 results
•	Cash from operations of $2.2 billion
•	Free cash flow of $906 million
•	Days working capital at historic low of 27 days
•	Debt-to-capital ratio of 35 percent

Three of our four business segments have shown performance above historic norms. The performance of Engineered Products and Solutions and Global Rolled Products was at historic highs. (See CHART 4 page 22.)

Volume, Price/Mix and Productivity gains of $1,037 million substantially offset energy and other cost increases of $1,051 million.

CHART 2

* excluding special items, but before normalization for LME and currency rates

Reduction of working capital generating $1.1 billion in cash over the last three years is an example of continuous productivity improvements.

CHART 3

Performance exceeded historic norms in three business segments. Performance exceeded all time highs in Engineered Products and Solutions and Global Rolled Products.

CHART 4

The Global Primary Products group includes the Alumina and Primary Metals segments for financial reporting purposes

In 2011, Alcoa outperformed its operational and compensation targets.  As a result of this strong operational performance, we achieved a 128% payout against our annual cash incentive compensation targets for adjusted free cash flow, income from continuing operations and improvements in safety, environment and diversity representation statistics. We also achieved a 122% payout against our targets for revenue growth and adjusted EBITDA margin for the first year of our three-year performance stock plan.

In setting annual cash incentive compensation targets, we ensure that currency rates and the price of aluminum, which is traded as a commodity on the LME, are normalized against plan in order to eliminate the effects of aluminum prices and currency. This is a design that Alcoa has been following for many years. We chose this practice to eliminate the effect of LME aluminum prices and currency fluctuations on management’s annual incentive compensation, to not reward or punish management for factors that are outside their control, and to not encourage them to speculate on the movement of LME prices and currency. As a result, our management team is highly focused on achieving productivity gains and other operational and strategic improvements that benefit our top and bottom line performance.

Economic slowdown impacted stock price.  Our productivity improvements and other positive factors had a strong impact on Alcoa’s stock performance in early 2011. By April, Alcoa was one of the top three performers in the DOW Index. However, the outlook in the second half of the year declined significantly as economic expansion slowed, particularly in Europe. That economic volatility created a dramatic shift in the LME forward curve price from $2,800 per metric ton of aluminum in April to $2,000 per metric ton in December. Our stock price, which is impacted by the forward curve in the price of aluminum on the LME, dropped to a low for the year in December.

The downward shift in the LME forward curve in the second half of 2011 had a negative impact on the stock price of aluminum producers; but if you compare Alcoa to those companies exposed to similar dynamics in the aluminum market, Alcoa continues to outperform its aluminum peers.

CHART 5

Aluminum peers include aluminum and alumina producing companies with a market capitalization of at least $3 billion (as of 2010) and some publicly traded shares: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminum Company Limited and Shandong Nanshun Aluminium Co., Ltd.

Alcoa exercised discretion to reduce compensation.   Management’s actions generated significant financial results for 2011. However, the Compensation and Benefits Committee and Mr. Kleinfeld, our Chairman and CEO, also considered the stock price decline caused by the economic volatility and massive decline in the forward price of aluminum in determining management’s compensation. To exercise leadership in a difficult market, the Compensation and Benefits Committee worked with Mr. Kleinfeld and concluded to reduce his compensation and that of senior management.

For the Chairman and CEO, this decision reduced his 2011 cash incentive by 45% and reduced his 2012 equity grant by 20%–a total $3.15 million reduction in his compensation. In addition, the 2011 cash incentive payments for 18 other members of the executive council, which includes all the named executive officers, were reduced by 20%.

While confident that Alcoa’s executive compensation plan assures alignment with shareholder interests, Alcoa took these discretionary actions to demonstrate leadership in adversity. We believe these additional actions, together with our strong operational performance focus and our emphasis on performance based compensation, reinforce our commitment to pay for performance and reconfirm the impact of the share price on management compensation.

Compensation Design and Philosophy

Our compensation design is highly leveraged to performance-based equity compensation.  Our CEO and the named executive officers are paid mostly in stock. More shares are granted in the form of long term performance shares than in stock options. The target total compensation is paid as follows:

Range of Target Compensation for the CEO and Named Executive Officers

Type of compensation	% of target compensation
Salaries	11% to 25%
Annual Cash Incentive Compensation (metrics for profit, free cash flow, safety, environment and diversity)	16% to 24%
Performance shares (metrics for revenue and EBITDA margin over a three-year period)	42% to 58%
Stock Options	11% to 15%

This design is intended to drive strong operational performance aligned with our business strategy, while also linking management’s interests with the interests of our shareholders in stock appreciation.

It is important to consider the effect of stock price performance on the value of equity grants when judging pay for performance.  When judging pay for performance, we believe it is important to look not only at the January grant date value in the Summary Compensation Table, but to also consider the effect of stock price performance at year end on the value of those equity grants and the stock ownership. The Compensation and Benefits Committee makes annual stock grants in January each year after our earnings are released. We report the January grant date value in the Summary Compensation Table. However, the grant date value does not reflect changes in the stock price after the date of grant, which affect realizable pay for performance. The high proportion of equity in total executive compensation creates strong alignment with stock performance.

The effect of the year-end 2011 stock price performance on equity grants made to the CEO in January 2011 demonstrates an alignment with total shareholder returns as shown in the table below. The realizable value of compensation awarded to the CEO in 2011 is 59% of the Summary Compensation Table grant date value.

2011 CEO Realizable Pay compared to Grant Date Value

Summary Compensation Table		Realizable Value as of 12/31/11	Realizable Value as % of Summary Comp. Table

Salary + Other Compensation	$1,622,436	$1,622,436	100%
Incentive Compensation	$1,505,000	$1,505,000	100%
Value of Restricted Share Units	$7,600,158	$4,349,032*	57%
Value of Stock Options	$1,900,027	$0**	0%
Total, excluding change in pension	$12,627,621	$7,476,468	59%
*	Units granted 1/25/11 including the earned amount in respect of the first one-year performance period.
**	“In the money” value of stock options granted during 2011, based on the year end stock price. Although these options are not exercisable on 12/31/11, they have a 10-year term and could go “into the money” during this time period.

Further, in order to better understand the alignment of pay with performance, the Compensation and Benefits Committee authorized its independent compensation consultant, Pay Governance LLC, to undertake a study of the alignment of realizable pay and performance from 2009 to 2011. In that study, realizable pay was calculated using actual cash compensation earned, estimated payout values of performance restricted share units/cash realized, and in-the-money value of stock options granted during the measurement period. This analysis indicated a solid alignment of pay and performance at Alcoa.

Reducing incentive compensation in 2011 is a discretionary move to demonstrate leadership in times of adversity.   Working with Mr. Kleinfeld, the Compensation and Benefits Committee decided to reduce his incentive compensation by 45% from 128% of the target award to 70% of the target award, to reduce his 2012 equity grant by 20% and to reduce the annual cash incentive payout for the other named executive officers and the members of the executive council by 20%.

Results of the 2011 Say on Pay Vote.

We consulted with our major shareholders before our first vote on say on pay in 2011. As a result of those conversations, we changed the design of the 2011 incentive compensation and long term equity plans to provide for different financial metrics in each plan and to create payouts for our long term plan based on an average of three years’ performance. Our say on pay vote received the approval of 84% of the votes cast at the 2011 annual meeting. Following the annual meeting, we reached out to the major institutional shareholders who voted against our say on pay proposal to understand their views. As a result of those discussions, we continued to evaluate the alignment of our executive compensation with shareholder interests, and we enhanced our disclosure of threshold, target and maximum financial metrics for our annual and long term performance plans.

Analysis of 2011 Compensation Decisions.

The Compensation and Benefits Committee policy targets the median executive compensation of a broad-based peer group used to approximate the market for talent among U.S. based companies and makes adjustments to reflect other factors such as experience in the position. It would require strong individual performance and good results in the business the individual leads to result in compensation above the median level. The compensation design is highly performance oriented. In January 2011, stock awards were made to all the named executive officers. At that time, our stock price and the LME price of aluminum were rising. An economic recovery appeared to be underway and the Company was well positioned to profit from it. In fact, by April 2011, Alcoa was one of the three leading companies in the DOW Index. A decision was made to allow salary increases in March for salaried employees, including the named executive officers. Salaries had been frozen since 2008 other than for promotions. The outlook in the second half of 2011 changed completely from the first half of the year. In the second half of 2011, the price of aluminum declined significantly as economic expansion slowed, particularly in Europe. Our stock price, which is impacted by the forward view of aluminum pricing, also declined to a low for the year at the end of 2011.

Chairman and Chief Executive Officer—Mr. Kleinfeld.  In January 2011, Mr. Kleinfeld received performance share awards and stock options with a total value of $9,500,185 based upon the business judgment of the Compensation and Benefits Committee and market data. (See page 32, “Peer groups and other data used to establish compensation.”) Mr. Kleinfeld’s salary was increased on March 1, 2011 by 2.9%. At the end of 2011, a discretionary reduction of 45% or $1,253,449 was made to Mr. Kleinfeld’s earned annual cash incentive compensation for 2011. Furthermore, his January 2012 equity award, valued at $7,600,045, was set at 20% lower than his 2011 award of $9,500,185 and also lower than his 2010 award of $8,139,372. The total compensation impact of these two decisions was to reduce his compensation by $3.15 million. In addition to those reductions, the realizable value of Mr. Kleinfeld’s 2011 compensation was further reduced by 44% as a result of the decline in value of his 2011 equity grants. While recognizing the strong shareholder alignment of Alcoa’s compensation plans as well as Mr. Kleinfeld’s outstanding leadership in achieving strong operational performance during a difficult market, the Compensation and Benefits Committee approved these measures in consideration of the sharp decline in stock price during the second half of the year.

The Compensation and Benefits Committee has eliminated most perquisites, but they have continued two benefits for Mr. Kleinfeld: the personal use of a Company plane and car. These benefits are provided for security and efficiency reasons and to focus as much of Mr. Kleinfeld’s personal time on business as possible. Mr. Kleinfeld’s personal use of the Company plane was valued at an incremental cost of $26,681. The value of his use of a Company car was $69,071 in 2011, which includes the cost of his commute to and from New York City and his home in Westchester County, New York. These perquisites are not grossed up for taxes.

Executive Vice President and Chief Financial Officer—Mr. McLane.  In January 2011, Mr. McLane received performance stock awards valued at $1,440,001 and stock options valued at $360,046, which is above the target award, based on his strong performance review. Mr. McLane’s salary was increased by 5% in March 2011. At the end of 2011, the Compensation and Benefits Committee exercised negative discretion to reduce his incentive compensation by 20% as discussed earlier. Mr. McLane’s incentive compensation award for 2011 of $641,500 was based on the corporate incentive compensation results. The increase in pension value for Mr. McLane, although a significant number in 2011, is not the result of any Compensation and Benefits Committee action in 2011. Mr. McLane has nearly 40 years of service under a defined benefit pension plan that is generally available to employees hired before March 1, 2006, and related restoration plans that accrue benefits under a formula calculation. See page 43.

Executive Vice President and Group President, Global Primary Products—Mr. Ayers.  Mr. Ayers joined Alcoa in 2010 and was promoted to his current position in May 2011. In January 2011, Mr. Ayers was granted performance stock awards valued at $1,056,087 and stock options valued at $264,021, which is above the target award based on his strong performance review in 2010. In connection with his promotion in May 2011 from Chief Operating Officer of Global Primary Products (“GPP”) to Group President, Mr. Ayers’ salary was increased 9.5% and he received a one-time grant of restricted share units valued at $250,131. His other compensation of $147,203 relates to relocation benefits and savings account matching grants, which are described in detail in the footnotes to the Summary Compensation Table. Mr. Ayers’ incentive compensation award for 2011 of $583,588 was based on the group incentive compensation plan for GPP because he did not become an executive officer of the Company until mid year. The GPP group incentive compensation plan for 2011 had the same design as the corporate plan and the same financial metrics except the profit metric at the group level was After Tax Operating Income (ATOI). The financial targets for the GPP plan, weighted at 40% each, were for free cash flow of $1,004 million and ATOI of $993 million. The results were: for free cash flow $1,392 million and for ATOI $1,175 million. The GPP plan also included non-financial targets weighted at 20% for the following metrics:

•	reducing the total recordable rate of injuries to 1.55—did not receive a payout, with results of 1.60
•	reducing CO2 by 400,000 tons—result: 342,588 ton reduction
•

increasing diversity representation—exceeded the target for executive women (target 13.9%, result 14.0%) and for professional level women (target 19.7%, result 20.0%); but did not achieve the targets for US minority representation: executive US minorities (target 14.4%, result 13.6%) and for professional level US minorities (target 16.7%, result 15.9%).

At the end of 2011, the Compensation and Benefits Committee exercised negative discretion to reduce the incentive compensation award by 20%, as discussed earlier.

Executive Vice President, Chief Legal and Compliance Officer—Mr. DeRoma.  Mr. DeRoma relinquished his duties as Chief Legal and Compliance Officer in December 2011 and continued to be employed as a non-executive officer through March 1, 2012 to provide transition services to his successor. Following his termination of employment, Mr. DeRoma will become entitled to payments under the terms of his executive severance agreement, which are described on page 47 provided he complies with a two-year non-competition and non-solicitation obligation. In January 2011, Mr. DeRoma was granted performance stock awards valued at $960,109 and stock options valued at $240,014, which is the target amount for his position. These grants will continue to vest after his employment terminates because he is eligible to retire under an Alcoa retirement plan. In March 2011, Mr. DeRoma received a 2.7% salary increase. At the end of 2011, the Compensation and Benefits Committee exercised negative discretion to reduce his incentive compensation by 20% as discussed earlier. Mr. DeRoma’s incentive compensation award for 2011 of $461,880 was based on the corporate incentive compensation results.

Executive Vice President and Group President, Engineered Products and Solutions—Mr. Jarrault.  Mr. Jarrault was promoted to his current position in January 2011 and first became an executive officer at that time. In connection with his promotion in January, Mr. Jarrault’s salary was increased 17.6%. Also in January 2011, Mr. Jarrault was granted performance stock awards valued at $800,145 and stock options valued at $200,037, which is below the target award due to his recent promotion into the position. Mr. Jarrault’s incentive compensation award for 2011 of $553,200 was based 50% on the corporate incentive compensation results described in the table on page 29 and 50% on the group incentive compensation plan for the Engineered Products and Solutions (“EPS”) group which he leads. The EPS group incentive compensation plan for 2011 had the same design as the corporate plan and the same financial metrics except the profit metric at the group level was After Tax Operating Income (ATOI). The financial targets for the EPS plan, weighted at 40% each, were for free cash flow of $380 million and ATOI of $500 million. The results were: for free cash flow $462 million and for ATOI $539 million. The EPS plan also included non-financial targets weighted at 20% for the following metrics:

•	reducing the total recordable rate of injuries to 1.30—achieved a reduction to 1.181
•	increasing favorable responses from hourly workers to safety questions on the global voices survey to 70%—achieved 73.4%
•	increasing energy efficiency by 3.0%—achieved an increase of 6.9%
•

increasing diversity representation—exceeded the target for executive women (target 12.7%, result 13.3%) and for professional level women (target 21.5%, result 21.7%); exceeded the target for executive US minorities (target 13.5%, result 13.8%) and for professional level US minorities (target 17.3%, result 17.7%).

At the end of 2011, the Compensation and Benefits Committee exercised negative discretion to reduce Mr. Jarrault’s incentive compensation award by 20%, as discussed earlier.

Executive Vice President and Group President, Global Rolled Products—Mr. Wieser.  Mr. Wieser relinquished his duties as Group President, Global Rolled Products (“GRP”) in November, 2011 and continued to be employed as a non-executive officer through March 1, 2012 to provide transition services to his successor. Following his termination of employment, Mr. Wieser will become entitled to payments under the terms of his executive severance agreement, which are described on page 47 provided he complies with a two-year non-competition and non-solicitation obligation. The Company will also provide a payment of $25,000 to cover the premiums associated with the continuation of Mr. Wieser’s estate tax life insurance policy through February 28, 2014. In January 2011, Mr. Wieser was granted performance stock awards valued at $1,320,150 and stock options valued at $330,038, which were above the target award due to the strong performance of the

GRP group in 2010. These grants will continue to vest after his employment terminates because he is eligible to retire under an Alcoa retirement plan. His salary was increased by 3.2% in March 2011. Mr. Wieser’s incentive compensation award for 2011 of $442,424 was based 50% on the corporate incentive compensation results described in the table on page 29 and 50% on the group incentive compensation plan for the Global Rolled Products group, which was below target performance. The GRP group incentive compensation plan for 2011 had the same design as the corporate plan and the same financial metrics except the profit metric at the group level was After Tax Operating Income (ATOI). The financial targets for the GRP plan, weighted at 40% each, were for free cash flow of $252 million and ATOI of $338 million. The results were: for free cash flow $294 million and for ATOI $266 million. The GRP plan also included non-financial targets weighted at 20% for the following metrics:

•	reducing the total recordable rate of injuries to 1.1—achieved a reduction to 1.005
•	increasing favorable responses from hourly workers to safety questions on the global voices survey to 74%—achieved 74%
•	Increasing energy efficiency by 3.0%—did not receive a payout, with results of 1.2%
•

Increasing diversity representation—exceeded the target for executive women (target 17.7%, result 17.9%) and for professional level women (target 25.5%, result 26.0%); exceeded the target for executive US minorities (target 14%, result 15.6%), but did not achieve the target for professional level US minorities (target 12.7%, result 12.0%).

At the end of 2011, the Compensation and Benefits Committee exercised negative discretion to reduce Mr. Wieser’s incentive compensation award by 36%.

2011 Performance Plans: Annual Cash Incentive Compensation

Annual Cash Incentive Compensation was reduced to reflect a leadership commitment in times of adversity.  The corporate annual cash incentive plan for 2011 is designed to achieve operating goals set at the beginning of the year.

•	80% of the cash incentive formula was based on achieving financial targets for free cash flow and income from continuing operations; and

•	20% of the formula was based on achieving safety, environmental and diversity targets.

The formula award at the corporate level resulted in 128.3% achievement against these operational financial and non-financial goals. While acknowledging management’s strong operational performance, the Compensation and Benefits Committee, working with the CEO, took action to reduce the CEO’s incentive compensation by 45% and to reduce incentive compensation to the other named executive officers by 20% to re-affirm management’s commitment in difficult times.

2011 Annual Cash Incentive Compensation Plan Design, Targets and Results (Corporate Level)

$ in millions	Metric	Target 2011	Result 2011	IC Result	Weighting	Formula Award
Financial Measures	Adjusted Free Cash Flow	$888	$1,085	139.1%	40%	55.6%
	Income from Cont. Ops	$747	$883	128.1%	40%	51.2%
Non-Financial Measures	Safety [1]
	Total Recordable Rate	1.27	1.24[3]	73.6%[3]	2.5%	1.8%
	Global Voices Survey on Safety questions	72%	74.2%	200%	2.5%	5.0%
	Environment [2]
	Co2 tons reduction	510,000	443,589	87%	5%	4.4%
	Diversity [3]	Total			10%	10.3%
	Executive level women, global	17.4%	17.6%	140%	2.5%	3.5%
	Executive level minorities, US	14.4%	13.2%	0%	2.5%	0.0%
	Professional level women, global	24.3%	25%	200%	2.5%	5.0%
	Professional level minorities, US	15.7%	15.42%	70%	2.5%	1.8%
				TOTAL	100%	128.3%[4]

Footnotes to 2011 Annual Cash Incentive Compensation Plan Design, Targets and Results

Currency rates and the price of aluminum, which is traded as a commodity on the London Metal Exchange (LME), were kept constant at the LME price and currency assumptions used when the targets were established to eliminate the effect of LME aluminum prices and currency fluctuations, which are not influenced by management’s actions. See Attachment E page 97, for reconciliations to GAAP and for definitions of Adjusted Free Cash Flow and Income from Continuing Operations.

[1]

The safety target included a reduction of the Total Recordable Rate to 1.27. The actual performance would have earned a 147.2% payout, but it was cut in half due to a contractor fatality during the year at a Spanish facility. An increase in favorable responses on the Global Voices Survey of hourly Alcoa employees to questions regarding safety was added in 2011 to provide a leading indicator of safety performance.

[2]	The environmental target was to reduce CO2 emissions by 510,000 tons in 2011, to make progress against our 2030 environmental goals.
[3]

The diversity targets were designed to increase the representation of executive and professional women on a global basis and to increase the representation of minority executives and professionals in the U.S.

[4]	Expressed as a percentage of the target award for the position.

The percent of payments for achievement of various levels of income from continuing operations (profit) and free cash flow are set forth in the chart below. These two financial metrics account for 80% of the incentive compensation payment. The steep curve to achieve 100% performance is intended to drive maximum effort. A “stretch” plan to achieve 120% performance continues on this steep curve. We believe this design helped achieve the stretch performance goals in 2011.

Calculation of Annual Incentive Compensation for each named executive officer.  The calculation of annual incentive compensation awards for named executive officers is shown in the following table and described below.

Officer	Target Award	Plan Payout	Formula Award	Committee Adjustment to Formula Award	Final Award ($)
Klaus Kleinfeld	$2,150,000	128.3%	$2,758,450	-45.4%*	$1,505,000
Charles D. McLane, Jr.	$625,000	128.3%	$801,875	-20.0%	$641,500
Chris L. Ayers	$521,061	140.0%	$729,485	-20.0%	$583,588
Nicholas J. DeRoma	$450,000	128.3%	$577,350	-20.0%	$461,880
Olivier M. Jarrault	$500,000	138.3%	$691,500	-20.0%	$553,200
Helmut Wieser	$646,667	106.9%	$691,287	-36.0%	$442,424
*	Rounded to -45.4%

Target Award: Mr. Kleinfeld’s target award is calculated at 150% of his salary and the other named executive officers’ awards are targeted at 100% of their salaries, with the exception of Mr. DeRoma who has a target award of 80% of salary, and Mr. Ayers whose target award was 80% of salary through the date of his promotion in May and 100% for the rest of the year.

Plan Payout: Messrs. Kleinfeld, McLane, and DeRoma’s plan payout is based 100% on corporate performance; the plan payout for Mr. Ayers is based on Global Primary Products group performance; and the plan payout for Messrs. Jarrault and Wieser are based on 50% corporate and 50% group performance (Engineered Products and Solutions and Global Rolled Products, respectively).

Formula Award: is the product of the target award and the plan payout.

Adjustment to Formula Award: negative discretion was applied by the Compensation and Benefits Committee working with our Chairman and CEO to demonstrate a leadership commitment in times of adversity.

2011 Equity Performance Plans: Performance Restricted Share Units and Stock Options

Long term stock incentives are performance based.  We grant long term stock awards to align executives with the interests of shareholders, link compensation to share price appreciation over a multi-year period and support the retention of our management team. We provide two types of annual equity awards to the named executive officers—performance-based restricted share units and stock options. More performance based restricted share units are granted than stock options. Performance is measured as the three-year average achievement against annual targets for revenue growth and EBITDA margin. Performance restricted share units will be converted into shares of Alcoa common stock three years from the date of the grant if the executive is still actively employed. Performance restricted share units are not convertible into Alcoa shares if an executive leaves the Company (other than to retire) before the units vest. Stock options vest ratably over a three-year period and are exercisable over a ten year period from the date of grant or a five year period if an executive retires.

Performance-based restricted share units support long term operational targets, which differ from the financial metrics in our annual cash incentive plan.  The named executive officers plus 38 other executives are eligible to receive performance-based long term stock incentives because they are in positions to have the most influence over the Company’s financial performance.

The number of performance restricted share units earned at the end of the three-year plan will be determined as follows, based on the average of the annual payout percentages over the three-year period:

•	1/3 of the award was based on performance against the 2011 targets, which was earned at 122.3% (see table below)
•	1/3 of the award will be based on performance against the 2012 targets established in 2012, and
•	1/3 of the award will be based on performance against the 2013 targets established in 2013.

2011-2013 Performance-Based Equity Design and Results for 2011

Performance Measure	2011 Target	2011 Result	Plan Result	Weighting	% of 1/3 of Target Award earned in 2011
Revenue Growth (%)	13.4%	17.7%	200.0%	25%	50.0%
EBITDA Margin (%)	14.4%	14.3%	96.4%	75%	72.3%
			TOTAL	100%	122.3%

For each year there will also be established a minimum performance level. For performance below that level, the portion of the award subject to performance criteria in that year will be forfeited and will not carry over into any future performance period.

The percent of payments for achievement of various levels of revenue growth and EBITDA margin are set forth in the chart below. As with the annual cash incentive plan, we use a steep curve to achieve 100% performance, which is intended to drive maximum effort. A “stretch” plan to achieve 120% performance continues on this steep curve. We believe this design helped us to achieve the stretch performance goals in 2011.

Stock options constitute 11% to 15% of the target total compensation to senior executives.  In 2011, approximately 11% to 15% of the value of total compensation to the named executive officers was in the form of stock options. We believe that stock options further align management’s interests with those of our shareholders because the options have no value unless the stock price increases.

Other Compensation Policies and Practices

We have robust stock ownership guidelines that further align the interests of management with our shareholders by requiring executives to hold substantial equity in Alcoa until retirement.  We recently increased our stock ownership guidelines to six times salary for the CEO and three times salary for each of the named executive officers except Mr. DeRoma, whose requirement was two times salary. Until the stock ownership requirements are met, each executive will be required to retain until retirement 50% of shares acquired upon vesting of restricted share units after March 1, 2011 or upon exercise of stock options that vest after March 1, 2011, after deducting those shares used to pay for the exercise price and taxes. Unvested restricted share units, unexercised stock options and any stock appreciation rights do not count towards the stock ownership guideline. Because this policy was only recently instituted, none of the named executive officers have yet satisfied the new guidelines by December 31, 2011.

Peer groups and other data used to establish compensation.  The Compensation and Benefits Committee used its business judgment to determine the appropriate compensation targets and stock grants for the named executive officers in 2011. The Committee sets each named executive officer’s total compensation opportunity and each element based on an assessment of several factors, including the competitive market place for executive talent, individual and team contribution and performance, corporate performance, complexity and importance of the role and responsibilities, position tenure, leadership and growth potential and the relationship of the named executive officer’s pay to the pay of the other executive officers and realizable pay. Each year, the Compensation and Benefits Committee reviews tally sheets for the CEO and the named executive officers before making compensation decisions for those executives. This information includes compensation opportunity, actual compensation realized and wealth accumulation. These data provide additional information on which to base compensation decisions and are considered together with peer group market data described in the next paragraph.

We use Towers Watson survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation for the CEO and other executive level positions. We target our compensation structure at the median of the market. For 2011, 99 companies met the revenue and industry criteria and were used to compare compensation for all of the executive level positions except the CEO position. Of this peer group, 49 companies provided data for a combined CEO/Chairman position in a publicly traded company comparable to the structure currently in place at Alcoa. The data from these 49 companies were used to evaluate our CEO’s compensation. We selected this peer group because it provides a broad measure of compensation in the market in which we compete for talent and it reflects the generally accepted range of revenue (.5 to 2 times the Company’s revenue) for an appropriately sized group. See Attachment B which lists the companies in the peer group. Our aluminum industry peers do not provide an adequate basis for compensation comparison purposes because there are too few of them; they are all located outside of the United States and they do not disclose sufficient comparative compensation data.

Why we pay salaries to senior executives.  Each named executive officer receives a salary taking into account the median of the peer group for his position and with reference to performance and other factors. We pay salaries to the named executive officers to ensure an appropriate level of fixed compensation that enables attraction and retention of highly skilled executives and mitigates the incentive to assume highly risky business strategies to maximize annual cash incentive compensation.

Why we provide benefits to senior executives.  We provide retirement and benefit plans to senior executives for the same reasons we provide them to employees—to provide a competitive compensation package that offers an opportunity for retirement, savings and health and welfare benefits. We have limited perquisites, which are described with regard to each named executive officer in the footnotes to the Summary Compensation Table “Column (i)—All Other Compensation” on page 37.

Compensation risk profile remains conservative.  The Compensation and Benefits Committee evaluates the risk profile of our compensation programs when establishing policies and approving plan design and the Board of Directors annually considers risks related to compensation in its oversight of enterprise risk management. These evaluations noted numerous ways in which compensation risk is effectively managed or mitigated, including the following factors:

•	A balance of corporate and business unit weighting in incentive plans
•	A balanced mix between short-term and long-term incentives
•	Caps on incentives
•	Use of multiple performance measures in the annual incentive plan and the equity incentive plan with a focus on operational targets to drive free cash flow and profitability
•	Discretion retained by the Committee to adjust individual awards
•	Stock ownership guidelines requiring holding substantial equity in the Company until retirement
•	Claw back policies applicable to all forms of incentive compensation

•	Anti-hedging provisions in the Insider Trading Policy
•	Restricting stock options to 20% of the value of equity awards to senior officers

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from the Company’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis where leverage exceeded capital by many multiples, the Company has a conservative leverage policy with a target of keeping debt to capital in the range of 30% to 35%; and (iii) compensation incentives are not based on the results of speculative trading. The Board of Directors adopted resolutions in 1994 creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risks of the Company but not for speculative purposes. As a result of these evaluations, we have determined that it is not reasonably likely that risks arising from our compensation and benefit plans would have a material adverse effect on the Company. See page 65 for a discussion of risk management.

Dividend policy precludes awards on stock options and on restricted share units until vested.  Beginning with awards granted after January 1, 2010, dividend equivalents have not been paid currently on any restricted share units (including performance share units), but have been accrued and paid only if the award vests. Dividend equivalents that accrue on restricted share units will be calculated at the same rate as dividends paid on the common stock of the Company. Dividend equivalents have not been paid on any stock options granted after January 1, 2003.

2009 Alcoa Stock Incentive Plan prohibits share recycling, precludes repricing (including cash outs) and has a double trigger on equity vesting.  Section 4(b) of the 2009 Alcoa Stock Incentive Plan (“Plan”) prohibits share recycling and Section 15(q) prohibits repricing, including cash outs. The Plan was amended February 15, 2011 to eliminate the immediate vesting of Alcoa stock awards upon a change in control if a replacement award is provided. The replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value.

Change in Control Severance Plan prohibits excise tax gross-ups for new participants.  The Change in Control Severance Plan provides that no excise or other tax gross ups will be paid, and severance benefits will be available only upon termination of employment for “good reason” by an officer or without cause by the Company, with regard to any new plan participants after January 1, 2010. For a discussion of the Change in Control Severance Plan, see page 47 “Potential Payments upon Termination or Change in Control.”

We do not have any multi-year employment contracts.  It is the policy of the Compensation and Benefits Committee not to enter into multi-year employment contracts with senior executives providing for guaranteed payments of cash or equity compensation.

Tax deductibility of incentive compensation will be maximized.  An Internal Revenue Code Section 162(m) annual cash incentive compensation plan was approved by shareholders at the 2011 annual meeting, and we intend to issue 162(m) compliant awards under that plan in 2012.

Our claw back policies are incorporated into our incentive plans.  The 2009 Alcoa Stock Incentive Plan, the Incentive Compensation Plan for annual cash incentives and the Alcoa Internal

Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan each contain provisions permitting recovery of performance based compensation. These provisions are explained in detail on page 69.

Stock option timing and pricing is designed for transparency and consistency.  Alcoa grants stock options to named executive officers at a fixed time every year—generally the date of the board and committee meetings in January. The timing of the board and committee meetings in January is such that the meetings occur after we release earnings for the year and the performance of the Company for the year is publicly disclosed. The exercise price of our stock options is the closing price of our stock on the date of the grant, as reported on the New York Stock Exchange.

Our insider trading policies prohibit hedging and pledging of Company stock.  Short sales of Alcoa securities (a sale of securities which are not then owned) and derivative or speculative transactions in Alcoa securities are prohibited. No director, officer or employee or any designee of such director, officer or employee is permitted to purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities. Directors and Section 16 Officers are prohibited from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans.

Benefit plans for executives are substantially the same as for salaried employees.  The named executive officers participate in the same benefit plans as our salaried employees. Limited additional perquisites paid to the named executive officers are explained in the notes to the Summary Compensation Table on page 37, see “Column (i) All Other Compensation.” Retirement plans for executives generally pay the same formula amount as retirement plans for salaried employees, with exceptions for Messrs. Kleinfeld and Wieser. Mr. Kleinfeld has an individual arrangement offset by retirement benefits provided by a prior employer and Mr. Wieser has an Austrian insurance contract arranged prior to his relocation to the U.S. His Alcoa retirement benefits are offset by this contract. See notes to the Pension Benefits table on page 43.

The Compensation and Benefits Committee retains an independent compensation consultant.  The Compensation and Benefits Committee has authority under its charter to retain its own advisors, including compensation consultants. The Committee retained Frederic W. Cook & Co. for the first part of 2011 and Pay Governance LLC for the second part of the year. The Committee undertook a review of compensation consulting firms in 2011 as a matter of good corporate governance practices. As a result of that review, the Committee retained Pay Governance LLC in October. Both consulting firms which advised the Committee in 2011 are independent without conflicts of interest with the Company. Both provided advice as requested by the Committee, including, among other things, review of the Company’s compensation plans for executives and advice on setting the CEO’s compensation. Pay Governance LLC provided advice on the CD&A in this proxy statement. Neither consultant provides any services to the Company other than the services provided directly to the Committee. We use comparative compensation data from Towers Watson to help evaluate whether our compensation programs are competitive with the market. The comparative compensation data are not customized based on parameters developed by Towers Watson. Towers Watson does not provide any executive compensation advice to the Compensation and Benefits Committee.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee (the “Committee”) has

1. reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

2. based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2012 annual meeting of shareholders.

The Compensation and Benefits Committee

Patricia F. Russo, Chairman

Arthur D. Collins, Jr.

Kathryn S. Fuller

Michael G. Morris

February 16, 2012

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)

Klaus Kleinfeld Chairman and Chief Executive Officer	2011 2010 2009	$ $ $	1,433,333 1,400,000 1,400,000	$ $ $	0 0 0	$ $ $	7,600,158 4,000,258 0	$ $ $	1,900,027 4,139,114 5,832,000	$ $ $	1,505,000 2,604,000 3,754,800	$ $ $	1,416,071 943,642 682,887	$ $ $	189,103 205,348 227,466	$ $ $	14,043,692 13,292,362 11,897,153

Charles D. McLane, Jr. Executive Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	625,000 600,000 600,000	$ $ $	0 0 0	$ $ $	1,440,001 3,800,357 0	$ $ $	360,046 0 1,331,640	$ $ $	641,500 820,000 1,300,000	$ $ $	2,380,402 2,513,845 1,263,511	$ $ $	40,233 35,850 11,991	$ $ $	5,487,182 7,770,052 4,507,142

Chris L. Ayers Executive Vice President and Group President, Global Primary Products	2011		$556,061		$0		$1,306,218		$264,021		$583,588		$0		$147,203		$2,857,091

Nicholas J. DeRoma Executive Vice President and Chief Legal and Compliance Officer	2011		$562,500		$0		$960,109		$240,014		$461,880		$0		$67,125		$2,291,628

Olivier M. Jarrault Executive Vice President and Group President, Engineered Products and Solutions	2011		$500,000		$0		$800,145		$200,037		$553,200		$273,997		$14,700		$2,342,079

Helmut Wieser Executive Vice President and Group President, Global Rolled Products	2011 2010 2009	$ $ $	646,667 630,000 630,000	$ $ $	0 0 0	$ $ $	1,320,150 76,095 0	$ $ $	330,038 1,500,751 1,198,476	$ $ $	442,424 1,000,000 1,125,000	$ $ $	587,895 395,167 188,127	$ $ $	81,112 466,940 69,207	$ $ $	3,408,286 4,068,953 3,210,810

Summary Compensation Table Notes

Column (a)—Named Executive Officers.  The named executive officers include the chief executive officer, the chief financial officer, the three other most highly compensated executives who were serving as executive officers at December 31, 2011, and one additional executive, Mr. Wieser, who was an executive officer during 2011 but not at December 31, 2011. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded. This is the first year Messrs. Ayers, DeRoma and Jarrault have appeared in this proxy statement.

Column (c)—Salaries.  The salary column includes annual salary.

Column (d)—Bonus.  There were no discretionary bonuses paid to the named executive officers in 2011.

Columns (e) and (f)—Stock Awards and Stock Options.  The value of stock awards in column (e) and stock options in column (f) equals the fair value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance share awards granted in January 2011 are shown at 100% of target. Amounts reflected in column (e) of the Summary Compensation Table include both time vested and performance based awards. The value of the performance awards on the date of grant was as follows:

Name	Grant Date Value of Performance Award
	At Target	At Maximum
Klaus Kleinfeld	$7,600,158	$15,200,316
Charles D. McLane, Jr.	$1,440,001	$2,880,002
Chris L. Ayers	$1,056,087	$2,112,174
Nicholas J. DeRoma	$960,109	$1,920,218
Olivier M. Jarrault	$800,145	$1,600,290
Helmut Wieser	$1,320,150	$2,640,300

A restricted share unit is valued at the market price of a share of stock on the date of grant as determined by the closing price of the common stock. At the date of grant on January 25, 2011, the closing price of our common stock was $16.24. At December 30, 2011, the closing price of our common stock was $8.65. (December 31, 2011 was a Saturday.)

Column (g)—Non-Equity Incentive Plan Compensation.  Reflects cash payments made under the annual Incentive Compensation Plan for 2011 performance. These payments were reduced from the calculated formula to reflect the decline in the price of our common stock in the second half of 2011.

Column (h)—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.  The amount shown in column (h) reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2010 to December 31, 2011. Approximately 40% of the increase in Mr. Kleinfeld’s pension value was attributable to the decrease in discount rates from 5.75% in 2010 to 4.90% in 2011. While Mr. McLane’s pension value was also affected by the change in discount rates, his pension accrual decreased due to other factors. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on Company stock are paid at the same rate as dividends paid to shareholders. Messrs. Ayers and DeRoma have no change in pension value because they are not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

Column (i)—All Other Compensation.

Company Contributions to Savings Plans.  The named executive officers participate in the Alcoa Retirement Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 25% of base pay on a pre-tax basis and up to 10% on an after-tax basis. Alcoa matches up to 6% of pre-tax contributions. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the tax code, the executive may elect to have the amount over the limit “spill over” into the non-qualified Deferred Compensation Plan. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld, Ayers, and DeRoma, the Company contributes an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan. In 2011, the Company contributions were as follows:

	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
Name	Savings Plan	Def. Comp. Plan	Savings Plan	Def. Comp. Plan
Klaus Kleinfeld	$14,700	$71,300	$7,350		$93,350
Charles D. McLane, Jr.	$14,700	$22,800			$37,500
Chris L. Ayers	$14,700	$18,664	$7,350	$27,663	$68,377
Nicholas J. DeRoma	$14,700	$19,050	$7,350	$26,025	$67,125
Olivier M. Jarrault	$14,700				$14,700
Helmut Wieser	$14,700	$24,100			$38,800

Term life insurance to defray estate taxes.  We provide additional term life insurance to Mr. Wieser to offset the estimated U.S. estate taxes resulting from his decision to accept a position in the United States and move from his home country. In 2011, the Company paid premiums for this insurance in the amount of $20,735 for Mr. Wieser.

Split dollar life insurance and other Company paid insurance.  We provide split dollar life insurance through a legacy plan to Mr. McLane. The foregone interest on the Company’s portion of 2011 premiums for split dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002 is $246. Mr. McLane has other Company paid insurance for which the Company paid $2,487 in 2011.

Company aircraft and car service.  In 2011, the incremental cost of Mr. Kleinfeld’s personal use of Company aircraft was valued at $26,681. The incremental cost of the use of the Company aircraft is calculated based on the variable costs to the Company, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft and the cost of maintenance not related to trips are excluded. In 2011, Mr. Kleinfeld had personal use of a Company car and driver valued at $69,071. Personal use of a Company car includes Mr. Kleinfeld’s commute to and from his home in Westchester County, New York and his office in New York City.

Relocation benefits.  The Company provides Mr. Ayers with a furnished apartment in New York, the cost of which totaled $76,843 in 2011. In addition, the Company reimbursed expenses related to house hunting in the amount of $1,983.

Spouse travel.    The Company reimbursed Mr. Wieser $21,577 for commercial airline trips for his spouse to attend business meetings.

GRANT OF PLAN-BASED AWARDS FOR 2011

Name	Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/sh)	2011 Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum[5] ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Klaus Kleinfeld		1,075,000	2,150,000	6,450,000
	01/25/11				0	467,990	935,980		383,070	16.24	9,500,185

										Total $9,500,185

Charles D. McLane, Jr.		312,500	625,000	1,875,000
	01/25/11				0	88,670	177,340		72,590	16.24	1,800,047

											Total $1,800,047

Chris L. Ayers		260,530	521,061	1,563,182
	01/25/11				0	65,030	130,060		53,230	16.24	1,320,108
	06/15/11							16,720			250,131

										Total $1,570,239

Nicholas J. DeRoma		225,000	450,000	1,350,000
	01/25/11				0	59,120	118,240		48,390	16.24	1,200,123

											Total $1,200,123

Olivier M. Jarrault		250,000	500,000	1,500,000
	01/25/11				0	49,270	98,540		40,330	16.24	1,000,182

											Total $1,000,182

Helmut Wieser		323,333	646,667	1,940,000
	01/25/11				0	81,290	162,580		66,540	16.24	1,650,188

											Total $1,650,188

1	2011 annual cash incentive awards made under the Incentive Compensation Plan, see CD&A, page 29.
2	Performance equity awards in the form of restricted share units, granted under the 2009 Alcoa Stock Incentive Plan. See CD&A, page 31.
3	Time-vested stock awards, retention and other special awards granted under the 2009 Alcoa Stock Incentive Plan, which vest 3 years after the grant date.
4	Time vested stock options granted under the 2009 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate the earlier of 10 years after the date of grant or 5 years after retirement.
5	The maximum award under the 2011 incentive compensation plan formula is 200% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to 0 or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 200% to show the maximum amount that could possibly be awarded.

Grants of Plan Based Awards: Actual Payouts

The Grants of Plan Based Awards table sets forth the 2011 cash incentive and equity incentive opportunity for the named executive officers. Actual payouts are set forth below.

Mr. Kleinfeld.  On January 25, 2011, Mr. Kleinfeld received an annual grant of 383,070 stock options and an annual grant of performance equity with a total target amount of 467,990 restricted share units. The earned amount of the first third of the performance equity award was 190,785 restricted share units. He was paid cash incentive compensation for 2011 in the amount of $1,505,000.

Mr. McLane.  On January 25, 2011, Mr. McLane received an annual grant of 72,590 stock options and an annual grant of performance equity with a total target amount of 88,670 restricted share units. The earned amount of the first third of the performance equity award was 36,149 restricted share units. He was paid cash incentive compensation for 2011 in the amount of $641,500.

Mr. Ayers.  On January 25, 2011, Mr. Ayers received an annual grant of 53,230 stock options and an annual grant of performance equity with a total target amount of 65,030 restricted share units. The earned amount of the first third of the performance equity award was 26,511 restricted share units. In addition, on June 15, 2011, Mr. Ayers received a special one-time grant of 16,720 time-vested restricted share units that vest 3 years after the grant date. He was paid cash incentive compensation for 2011 in the amount of $583,588.

Mr. DeRoma.  On January 25, 2011, Mr. DeRoma received an annual grant of 48,390 stock options and an annual grant of performance equity with a total target amount of 59,120 restricted share units. The earned amount of the first third of the performance equity award was 24,102 restricted share units. He was paid cash incentive compensation for 2011 in the amount of $461,880.

Mr. Jarrault.  On January 25, 2011, Mr. Jarrault received an annual grant of 40,330 stock options and an annual grant of performance equity with a total target amount of 49,270 restricted share units. The earned amount of the first third of the performance equity award was 20,087 restricted share units. He was paid cash incentive compensation for 2011 in the amount of $553,200.

Mr. Wieser.  On January 25, 2011, Mr. Wieser received an annual grant of 66,540 stock options and an annual grant of performance equity with a total target amount of 81,290 restricted share units. The earned amount of the first third of the performance equity award was 33,140 restricted share units. He was paid cash incentive compensation for 2011 in the amount of $442,424.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Klaus Kleinfeld
Stock Awards¹							540,868	$4,678,508	*	467,990	$4,048,114	*
Performance Options	295,440		590,880	-	13.54	2020/01/26
	800,000		400,000	-	8.33	2015/01/23
Original Options[2]	89,286 800,000		- 383,070 400,000	- - -	39.15 16.24 8.33	2013/10/01 2021/01/25 2015/01/23
Charles D. McLane, Jr.
Stock Awards[1]							333,094	$2,881,263	*	88,670	$766,996	*
Performance Options	92,667		91,333	-	8.33	2015/01/23

Original Options[2]	-		72,590	-	16.24	2021/01/25
	15,000	3&4	-	-	36.04	2012/01/11
Chris L. Ayers
Stock Awards[1]							93,140	$805,661	*	65,030	$562,510	*
Original Options[2]	-		53,230	-	16.24	2021/01/25
Nicholas J. DeRoma
Stock Awards[1]							14,316	$123,833	*	59,120	$511,388	*
Performance Options	44,320		88,640	-	13.54	2020/01/26

Original Options[2]	- 44,320		48,390 88,640	- -	16.24 13.54	2021/01/25 2020/01/26
Olivier M. Jarrault
Stock Awards[1]							83,200	$719,680	*	49,270	$426,186	*
Original Options[2]	- 12,020 - 21,804 12,150 6,277	[3]	40,330 24,040 35,000 - - -	- - - - - -	16.24 13.54 8.33 28.79 30.30 28.93	2021/01/25 2020/01/26 2015/01/23 2014/01/17 2013/01/18 2012/01/12
Helmut Wieser
Stock Awards[1]							53,745	$464,894	*	81,290	$703,159	*
Performance Options	53,560 64,400		107,120 82,200	- -	13.54 8.33	2020/01/26 2015/01/23
	44,000		-	-	30.30	2013/01/18
Original Options[2]	- 53,560 114,400		66,540 107,120 82,200	- - -	16.24 13.54 8.33	2021/01/25 2020/01/26 2015/01/23
	65,540	[3]	-	-	28.93	2012/01/12
	51,800	[3]	-	-	36.04	2012/01/11

*	The closing price of the Company’s common stock on December 30, 2011 was $8.65
1.	Stock awards include performance equity awards at the target amount and time based equity awards.
2.

Original options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted from 2004 to 2009 have a term of six years and do not have a reload feature. Options granted since 2010 have a term of ten years and do not have a reload feature. Options granted since 2004 vest in three years (1/3 each year). Options granted in 2003 vest in three years (1/3 each year), have a term of ten years and had a reload feature that allowed one reload in 2004 for the 1/3 of the options that vested in that year. Options granted in 2002 and prior years vest in one year, have a term of ten years and have one reload over the term of the option.

3.	This table shows equity grants outstanding as of December 31, 2011. These grants expired in January 2012 without value.
4.	These options have a right to reload.

OPTION EXERCISES AND STOCK VESTED FOR 2011

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Klaus Kleinfeld	-	-	100,000	$1,627,100
Charles D. McLane, Jr.	180,000	$1,593,810	31,667	$515,254
Olivier M. Jarrault	35,000	$321,867	5,451	$88,693
Helmut Wieser	150,000	$1,297,465	31,667	$515,254

PENSION BENEFITS FOR 2011

Name	Plan Name(s)	Years of Credited Service¹	Present Value of Accumulated Benefits	Payments During Last Fiscal Year

Klaus Kleinfeld	Individual Agreement	4.25	$3,732,855	N/A

Charles D. McLane, Jr.	Alcoa Retirement Plan	39.04	$1,745,470	N/A

	Supplemental Pension Plan for Senior Executives*		$8,829,369

	Total		$10,574,839

Olivier M. Jarrault	Alcoa Retirement Plan	9.08	$187,484	N/A
	Excess Benefits Plan C		$472,275

	Total		$659,759

Helmut Wieser	Alcoa Retirement Plan	11.25	$0
	Pension arranged through insurance contract		$640,438
	Excess Benefits Plan C		$1,538,553

	Total		$2,178,991	N/A

*	A portion of Mr. McLane’s benefit will be paid from the Reynolds Metals Company Benefit Restoration Plan for New Retirement Plan.

Qualified Defined Benefit Plan.  In 2011, Messrs. McLane, Jarrault and Wieser participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive, and are calculated using the average of the highest five of the last ten years of earnings (high consecutive five for Messrs. Jarrault and Wieser). The Alcoa Retirement Plan reflects limits imposed by the tax code. The limit for 2011 compensation was $245,000. The base benefit payable at age 65 is 1.1% of final average earnings up to the social security covered compensation limit plus 1.475% of final average earnings above the social security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement. At December 31, 2011, Mr. McLane was eligible to retire with an unreduced normal retirement benefit under the applicable rules of the Alcoa Retirement Plan because he has at least 30 years of service. At December 31, 2011, Mr. Wieser was eligible to retire with a reduced early retirement benefit under the applicable rules of the Alcoa Retirement Plan because he was at least age 55 and had at least 10 years of service.

Non-qualified Defined Benefit Plan.  Mr. McLane participates in the Supplemental Pension Plan for Senior Executives. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. In addition, this plan, upon qualified retirement, provides executives who retire with 30 or more years of service a total pension benefit prior to age 62 that is equal to 1.475% of average final compensation (salary plus 100% of annual cash incentive) per year of service. This payment will be reduced by 1% for each year by which retirement precedes age 62. The post age 62 amount is equivalent to the Alcoa Retirement Plan formula and is based on final average earnings consisting of salary plus 100% of incentive compensation. Messrs. Jarrault and Wieser participate in the Excess Benefits Plan C. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under both non-qualified plans are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Additional Retirement Benefits for Mr. Wieser.  Prior to January 1, 2007, Mr. Wieser was an expatriate employee whose home country was Austria. The pension plan arranged for Mr. Wieser’s service and salary through December 31, 2006 was arranged through an Austrian insurance contract. The contract provides a benefit of 1.2% of final salary multiplied by years of service. Alcoa paid the full premiums for this contract. There were no employee contributions. The benefit will be paid to Mr. Wieser as an annuity and is indexed annually to reflect the growth in the Consumer Price Index in Austria. If Mr. Wieser had voluntarily terminated his employment as of December 31, 2011, it is estimated that the annuity contract would have provided $53,374 per year beginning at age 60. This benefit is reflected as an offset from Mr. Wieser’s calculated Alcoa Retirement Plan benefits beginning at age 60.

Individual Agreements.  Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG.

Alcoa Retirement Savings Plan.  For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld, Ayers, and DeRoma, the Company contributes an Employer Retirement Income Contribution (ERIC) amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan as a pension contribution in lieu of a defined benefit pension plan available to employees hired before March 1, 2006. The Company contributed $7,350 to Messrs. Kleinfeld’s, Ayers’ and DeRoma’s accounts in 2011. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a Company matching contribution of 100% up to the first 6% of deferred salary. In 2011, the Company matching contribution amount was $14,700 for Messrs. Kleinfeld, McLane, Ayers, DeRoma, Jarrault and Wieser.

Non-qualified Defined Contribution Plan.  When the tax code limits on ERIC contributions to the Alcoa Retirement Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan and are reported in the table on page 46, “Non-Qualified Deferred Compensation for 2011.” In 2011, the Company contributed $27,663 for Mr. Ayers and $26,025 for Mr. DeRoma. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 37.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2011

Name	Executive Contributions in 2011	Registrant Contributions in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2011 FYE
(a)	(b)	(c)	(d)	(e)	(f)

Klaus Kleinfeld	$71,300	$71,300	$(93,408)E	$0	$460,551
			$1,419 D

Charles D. McLane, Jr	$22,800	$22,800	$(42,364)E	$0	$441,850
			$549 D

Chris L. Ayers	$18,664	$46,327	$(10,104)E	$0	$87,996
			$140 D

Nicholas J. DeRoma	$19,050	$45,075	$(2,276) E	$0	$82,208
			$34 D

Olivier M. Jarrault	$0	$0	$0 E	$0	$0
			$0 D

Helmut Wieser	$114,633	$24,100	$(23,195)E	$0	$552,434
			$529 D

E—Earnings D—Dividends on Alcoa common stock or share equivalents

The investment options under the non-qualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Retirement Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may defer up to 25% of their salaries in total to the Alcoa Retirement Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

To the extent the executive elects, the Company contributes matching contributions on employee salary deferrals that exceed the limits on compensation imposed by the tax code. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 37.

The principal benefit to executives of this plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The Company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The Company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Severance Agreements.  Alcoa entered into executive severance agreements with key executives to facilitate transitioning key positions to suit the timing needs of the Company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. McLane, Ayers, DeRoma, Jarrault and Wieser have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years’ salary, continued healthcare benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the Company. No severance payments will be made under these agreements unless the general release is signed. Mr. Kleinfeld has a similar severance agreement containing the terms described above except that it provides for two years’ salary and annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits	Estimated net present value of continued health care benefits	Total

Klaus Kleinfeld	$7,051,861	$1,629,700	$34,896	$8,716,457

Charles D. McLane, Jr.	$1,275,326	$530,500	$17,560	$1,823,386

Chris L. Ayers	$1,168,353	$67,101	$34,896	$1,270,350

Olivier M. Jarrault	$1,022,480	$114,700	$34,896	$1,172,076

Mr. DeRoma’s agreement will be triggered on March 1, 2012 and he is entitled to be paid the following amounts under the terms of that agreement:

•	Lump sum severance of $1,130,000, which is equivalent to two years of salary.
•	Lump sum payment of $61,020, which is equivalent to two years of Company contributions under the Alcoa defined contribution retirement plan.
•	Lump sum payment of $50,000 for the release of legal claims against the Company.
•	Continuation of health care benefits for two years.

Mr. Wieser’s agreement will be triggered on March 1, 2012 and he is entitled to be paid the following amounts under the terms of that agreement:

•	Lump sum severance of $1,300,000, which is equivalent to two years of salary.
•	Lump sum payment estimated at $360,000, which is equivalent to the value of two years additional pension service.
•	Lump sum payment of $50,000 for the release of legal claims against the Company.
•	Lump sum payment of $25,000 to cover the premiums associated with the continuation of Mr. Wieser’s Estate Tax Life Insurance policy.
•	Continuation of health care benefits for two years.

Potential Payments upon a Change in Control.  In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the Company. The Change in Control Severance Plan provides each of the named executive officers with termination compensation if his employment is terminated without cause or terminated by him in certain circumstances, in either case within three years after a change in control of the Company. Messrs. Kleinfeld and McLane, namely those officers who are in key positions to negotiate or handle a change in control transaction, may elect, if they have not been terminated or left for good reason sooner, to leave the Company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee has determined to freeze this provision of the Change in Control Severance Plan. As of January 1, 2010, no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason to be eligible to receive a payment under the plan. Messrs. Ayers, DeRoma, Jarrault and Wieser are subject to this requirement.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement.

The Compensation and Benefits Committee determined to freeze the reimbursement of excise taxes and the reimbursement for additional tax liability resulting from reimbursement of excise taxes effective for new plan participants on and after January 1, 2010. Mr. Ayers, who became an officer in 2010, is not eligible to receive these benefits.

The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. The 2009 Alcoa Stock Incentive Plan was amended in 2011 to provide that there will be no automatic vesting of stock awards upon a change in control. Grants made prior to this amendment vest automatically upon a change in control.

Change in Control Severance Benefits

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross up for excise taxes	Total

Klaus Kleinfeld	$17,247,539	$6,660,340	$23,907,879

Charles D. McLane, Jr.	$4,457,303	$0	$4,457,303

Chris L. Ayers	$3,892,241	Not eligible	$3,892,241

Nicholas J. DeRoma	$3,345,019	$1,540,997	$4,886,016

Olivier M. Jarrault	$3,553,879	$1,330,518	$4,884,397

Helmut Wieser	$4,570,092	$0	$4,570,092

Normal retirement benefits.  The table below lists the named executive officers who are eligible to retire under an Alcoa pension plan as of December 31, 2011. If they had terminated employment as of December 31, 2011, they would have been entitled to annual pension benefits under the plans described on page 44, “Pension Benefits for 2011,” as shown in the following table:

Name	Amount before Age 62	Amount from Age 62
Charles D. McLane, Jr.	$723,796	$741,716
Helmut Wieser	$120,883	$120,883

If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2011, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $428,897 starting at age 62. If Mr. Jarrault had voluntarily terminated employment as of December 31, 2011, it is estimated that the pension would have paid an annual annuity of $104,729 starting at age 65. Mr. McLane would be eligible for additional benefits of $400 per month payable until age 62 provided through the qualified pension plans in the event of an involuntary termination with no offer of suitable employment.

ITEMS 4, 5 AND 6—ELIMINATE SUPERMAJORITY VOTING PROVISIONS IN ARTICLES OF INCORPORATION

Our Company has a simple majority voting standard for fundamental corporate changes, such as a merger or sale of the Company. There are no supermajority requirements in our By-Laws. There are three provisions in our Articles of Incorporation requiring a supermajority vote. Under Pennsylvania law, amendments to those provisions of the Articles of Incorporation require the approval of the holders of 80% of the outstanding common stock of the Company. In 2010 and 2011, the Board of Directors recommended to the shareholders that they approve eliminating the three provisions in our Articles of Incorporation requiring a supermajority vote. This proposal did not receive sufficient support of the shareholders to be adopted. The Board of Directors is re-submitting the same proposal, which is summarized below.

The three supermajority voting provisions relate to (a) the amendment of Article SEVENTH of the Articles of Incorporation that provides fair price protection to shareholders; (b) the amendment of Article EIGHTH of the Articles of Incorporation that concerns the procedures and processes for the election of directors; and (c) the amendment of Article EIGHTH of the Articles of Incorporation relating to the removal of directors.

The proposed amendments to the Company’s Articles of Incorporation to eliminate these supermajority provisions are described under Items 4, 5 and 6.

You will have the opportunity to vote separately on each of these proposed amendments to the Company’s Articles of Incorporation.

ITEM 4—ELIMINATE SUPERMAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE SEVENTH (FAIR PRICE PROTECTION)

Item 4 requests approval to eliminate the supermajority voting requirements in Article SEVENTH of the Articles of Incorporation by approving the changes set forth below:

Article SEVENTH. F.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than ~~[eighty percent (80%)]~~ a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.”

Article SEVENTH provides that the Company may not knowingly engage, directly or indirectly, in any stock repurchase in excess of the fair market value of shares from an interested shareholder (a holder of 5% or more of the Company’s voting stock within two years of the repurchase) without the affirmative vote of at least a majority of the outstanding voting shares exclusive of those owned by the interested shareholder (with exceptions for self-tenders and board approved open market purchase programs).

Please see Attachment C on page 77 for the current text of the Articles of Incorporation in its entirety.

The Board of Directors recommends a vote FOR ITEM 4, to eliminate the supermajority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (Fair Price Protection). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 5—ELIMINATE SUPERMAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE EIGHTH (DIRECTOR ELECTIONS)

Item 5 requests approval to eliminate the supermajority voting requirements regarding amendments to Article EIGHTH of the Articles of Incorporation by approving the changes set forth below:

Article EIGHTH. B.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of not less than ~~[eighty percent (80%)]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.”

Article EIGHTH provides for processes and procedures related to the Board of Directors, including the process for determining the size of the board, the classification of directors, nominations for the election of directors, removal of directors, and filling vacancies on the board.

Please see Attachment C on page 77 for the current text of the Articles of Incorporation in its entirety.

The Board of Directors recommends a vote FOR ITEM 5, to eliminate the supermajority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (Director Elections). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 6—ELIMINATE SUPERMAJORITY VOTING REQUIREMENT IN ARTICLE EIGHTH OF THE ARTICLES OF INCORPORATION RELATING TO THE REMOVAL OF DIRECTORS

Item 6 requests approval to eliminate the supermajority voting requirements regarding the removal of directors by approving the changes set forth below:

Article EIGHTH. A. (4)

“Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least ~~[80%]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.”

The additional language “of the then outstanding shares of capital stock of the Company” is being added to conform the language of this section to that of other sections of the Articles. It is not intended to make a substantive change in the standard, which is a majority of the shares outstanding.

Please see Attachment C on page 77 for the current text of the Articles of Incorporation in its entirety.

The Board of Directors recommends a vote FOR ITEM 6, to eliminate the supermajority voting requirement in the Articles of Incorporation relating to the removal of directors. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 7—PHASE OUT THE CLASSIFIED BOARD BY APPROVING AMENDMENTS TO THE ARTICLES OF INCORPORATION

The board of directors recommends approval of phasing out the classification of the board of directors and providing instead for the annual election of directors. The board of directors took into consideration arguments in favor and against continuation of the classified board and determined that it is in the Company’s best interests to propose to declassify its board of directors.

Classified boards provide time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the board in a single year. A classified board also fosters continuity and stability, not only on the board but also in the overall management of the business of the Company, because a majority of directors will always have experience as directors of the Company.

However, annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such shareholders. Annual election of directors provides a particularly powerful shareholder right because the Company has adopted majority voting for the election of directors.

Under Article EIGHTH of the Articles of Incorporation, the board of directors is divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years. If the proposed measure is approved by our shareholders in 2012, the directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the 2012 annual meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. If the proposed measure is approved, beginning with the 2015 annual meeting of shareholders, the board of directors will be completely declassified and all directors will be subject to annual election to one-year terms. If the proposed measure is not approved by the shareholders, the board will remain classified and our directors will continue to be subject to the Articles of Incorporation’s current classification. The proposed amendments to the Articles of Incorporation to phase out the classification of the board of directors and provide for the annual election of directors will be approved if 80% of the shares outstanding are voted in favor of the proposal and the proposal will become effective upon the filing of the amendments with the Secretary of State of the Commonwealth of Pennsylvania.

Proposed amendments to Article EIGHTH, Section A (2) are set forth below.

“~~Beginning with the Board of Directors to be elected at the annual meeting of shareholders held in 1985,~~ Subject to the succeeding provisions of this Article EIGHTH, Section A(2), directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. ~~Directors of the first class shall be elected for a term of office to expire at the 1986 annual meeting of shareholders, those of the second class shall be elected for a term of office to expire at the 1987 annual meeting of shareholders, and those of the third class shall be elected for a term of office to expire at the 1988 annual meeting of shareholders. At such meeting, each~~ Each class of directors shall be elected in a separate election. At each annual election held ~~after the 1985~~ before the 2013 annual meeting of shareholders, the class of directors then being elected shall be elected to hold office for a term of office to expire at the third succeeding annual meeting of shareholders after their election. At each annual meeting of shareholders commencing with the 2013 annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term expiring at the next annual meeting of shareholders. Beginning with the 2015 annual meeting of shareholders, the foregoing classification of the Board of Directors shall cease. If the number of directors is changed prior to the 2013 annual meeting of shareholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of directors is increased at or following the 2013 annual meeting of shareholders, any additional director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of shareholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified, except in the case of earlier death, resignation or removal.”

Proposed amendments to Article EIGHTH, Section A (5) are set forth below.

(5)	Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the next annual meeting of shareholders, except that directors elected to fill vacancies before the 2013 annual meeting of shareholders shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. ~~No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.~~

Please see Attachment C on page 77 for the current text of the Articles of Incorporation in its entirety.

The Board of Directors recommends a vote FOR ITEM 7, to phase out the classified board by approving amendments to the Articles of Incorporation set forth above. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 8—PROPOSAL TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT BY APPROVING AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS

The board of directors voted to approve, and to recommend to our shareholders that they approve, authorizing shareholder action by written consent by approving amendments to the Company’s Articles of Incorporation and By-Laws. The proposed amendments would add a new Article TWELFTH to the Articles of Incorporation and a new Section 6 to Article II of the By-Laws.

The board of directors considered the factors in favor of authorizing shareholder action by written consent and those opposed to it before recommending this course of action. The directors considered the support for this action by our shareholders and weighed that support against the potential for abuse if shareholders did not have a meaningful opportunity to communicate their views regarding a proposed action to be taken by written consent without a meeting. The directors concluded that authorizing shareholder action by written consent could be structured in such a way as to instill fairness in the process.

The proposed amendments to the Articles of Incorporation contain the following provisos to the authorization: (1) the authorization is subject to any requirements set forth in the By-Laws; (2) the shareholder seeking the action must file and distribute a consent solicitation statement in accordance with the Securities and Exchange Commission’s proxy rules; and (3) the action will not be effective until the receipt of the requisite number of consents has been certified by the independent inspectors or, if later, the date that is 10 days after notice of the action has been given to the non-consenting shareholders.

The proposed By-Law amendments contain procedural and disclosure requirements for taking action by written consent, including (1) the proposing shareholder must deliver a written request to the Company to request that the board of directors fix a record date for the taking of the action; (2) the request must include specified information which is intended to be consistent with the advance notice requirements for shareholder proposals; (3) the board is to fix a record date within specified time parameters or, if the board does not fix a record date, the By-Laws specify a default record date; (4) the Company must appoint an independent inspector to certify that a sufficient number of consents have been received by the Company; and (5) the Company is required to give prompt notice to non-consenting shareholders of the action by written consent.

If this proposal is approved, the following additional Article TWELFTH is proposed to be added to the Articles of Incorporation:

“TWELFTH.  Subject to any requirements set forth in the By-laws of the corporation, an action may be authorized by the shareholders without a meeting by less than unanimous written consent, provided that (a) the shareholder(s) of record seeking to have shareholders of the corporation authorize or take the action by written consent complies with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended, applicable to solicitations, including the requirement to file with the U.S. Securities and Exchange Commission a consent solicitation statement containing the information specified in Schedule 14A and to file and distribute such consent solicitation statement, and (b) no action by written consent shall be effective until the later of (1) such date as independent inspectors appointed by the corporation certify to the corporation that the consents delivered to the corporation in accordance with the By-Laws of the corporation represent at least the minimum number of votes that would be necessary to take the corporate action and (2) the date that is at least ten (10) days after notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.”

In addition, if this proposal is approved, the following additional Section 6 to Article II is proposed to be added to the By-Laws:

“Section 6. Shareholder Action by Written Consent.

(A) Shareholder Action by Written Consent.

(1)        Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of the Company may be taken without a meeting, provided that a consent or consents in writing to such action, setting forth the action so taken, shall be (1) signed by the shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting and (2) filed with the Secretary of the Company. Delivery made to the Secretary shall be by hand or by certified or registered mail, return receipt requested, at the Company’s principal executive offices.

(2)        Every written consent shall bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 45 days of the earliest dated written consent received in accordance with this Section 6 of this Article II, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Company in the manner prescribed in this Section 6. The Company shall provide prompt notice of such action to those shareholders entitled to vote on the action who have not consented.

(B) Record Date for Action by Written Consent.

(1)        In order that the Company may determine the shareholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the earlier of (x) the date upon which the resolution fixing the record date is adopted by the board of directors and, if any, (y) the date upon which the Company received a request from a shareholder to set a record date for such action, and which date shall not be more than twenty days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall request the board of directors to fix a record date, which request shall be in proper form and delivered to the Secretary at the principal executive offices of the Company. To be in proper form, such request must be in writing and shall set forth and disclose:

(i) a brief description of the action or actions proposed to be taken by written consent, and reasons for such action(s) and any material interest in such action of each Proposing Shareholder (which, for purposes of this Section 6(B)(1), shall mean the shareholder requesting the record date, any beneficial shareholder on whose behalf the request is made and their respective affiliates and associates and others acting in concert therewith);

(ii) a description of all agreements, arrangements and understandings between a Proposing Shareholder and any other person or persons (including their names) in connection with the action proposed to be taken by written consent;

(iii) the information specified in Section 4(A)(2)(iii) through (xiv) of this Article II;

(iv) any other information relating to any Proposing Shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the action proposed to be taken by written consent pursuant to Section 14 of the Exchange Act;

(v) in the case of any director election proposed to be made by written consent, (X) the information required by Section A(3) of Article EIGHTH (but excluding clause (b) thereof) of the Company’s Articles to be included in a shareholder’s notice of director nominations and (Y) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among each Proposing Shareholder, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Shareholder were the “registrant”.”

Please see Attachments C on page 77 and D on page 86 for the current text of the Articles of Incorporation and the By-Laws.

The Board of Directors recommends a vote FOR ITEM 8, to permit shareholder action by written consent by approving amendments to the Articles of Incorporation and By-Laws set forth above. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(f)	(g)	(h)
Arthur D. Collins, Jr.	$216,625			$216,625
Kathryn S. Fuller	$205,625		$11,958	$217,583
Carlos Ghosn	$100,625			$100,625
Joseph T. Gorman	$173,750	$(50,396)		$123,354
Judith M. Gueron	$233,125	$(28,603)	$18,462	$222,984
Michael G. Morris	$216,625			$216,625
E. Stanley O’Neal	$216,625		$23,196	$239,821
James W. Owens	$233,125			$233,125
Patricia F. Russo	$213,875		$16,839	$230,714
Ratan N. Tata	$205,625			$205,625
Ernesto Zedillo	$233,125		$31,728	$264,853

Explanation of information in the columns of the chart

Column (b) reflects fees paid to directors who served as directors at any time during 2011. Mr. Ghosn resigned from the Board of Directors on February 17, 2011 due to other commitments. Mr. Gorman retired from the Board of Directors when his term expired on May 6, 2011. Directors’ fees are paid quarterly in arrears. The amounts in column (b) reflect fees for the 4th quarter of 2010 paid in the first quarter of 2011. The annual retainer in 2010 was $192,500.

2011 Director Fees

Type of Fee	Amount
Annual retainer for all directors	$210,000
Annual fee to serve as Lead Director and to chair the Governance and Nominating Committee	$27,500
Annual fee to chair the Audit Committee	$27,500
Annual fee to serve on the Audit Committee	$11,000
Annual fee to chair the Compensation and Benefits Committee	$16,500
Annual fee to chair the Public Issues Committee	$16,500

The Governance and Nominating Committee reviews director compensation periodically and makes adjustments, as appropriate, based on market information provided to the committee by Pearl Meyer & Partners. Pearl Meyer & Partners does not provide any services to the Company other than consultation on director compensation. Beginning with fees earned for the first quarter of 2011, the director retainer fee was increased to $210,000, 50% of which must be invested in Alcoa common stock either through direct purchase or by deferral into an Alcoa stock account until the director holds at least $350,000 in Alcoa stock. The 2011 fee increase is the first increase in directors’ compensation since January 1, 2007. Fees for participation on the Audit Committee or service as leaders of committees were not changed.

Columns (c),(d) and (e) were omitted. In 2011, we did not issue any stock or option awards to directors and we do not have any non-equity incentive plan compensation for directors. Accordingly, we have omitted columns (c), (d) and (e) from the chart above.

Column (f) “Change in Pension Value and Nonqualified Deferred Compensation Earnings” contains the change in pension value for a legacy plan described below under “Fee Continuation Plan for Non-Employee Directors—Column (f)”. The pension changes from 2010 to 2011 for Ms. Gueron and Mr. Gorman were negative due to a decline in the price of the Company’s common stock as compared with 2010. The Company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the Company’s 401(k) tax-qualified savings plan for salaried employees. We therefore do not report earnings on deferred fees in column (f).

Column (g) “All Other Compensation” includes imputed income related to a 2011 trip to Australia to review the Western Australian mining and refining operations. Spouses were invited to attend this briefing and imputed income was charged to those directors whose spouses joined the briefing. This imputed income was primarily for commercial airfares to and from Australia. Directors do not receive tax gross ups for imputed income.

Fee Continuation Plan for Non-Employee Directors—Column (f).  The Company does not provide retirement benefits to non-employee directors under any current program. Ms. Gueron is the only current director entitled to receive retirement benefits under a legacy plan. She will receive annual payments in cash for life upon retirement from the board under the terms of the Alcoa Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments they would have received in stock and cash. The amounts reflected in the table assume retirement with a present value of the accumulated stock-based portion of the award based on the 2011 year end closing price of $8.65 per share as compared with a closing price at 2010 year end of $15.39, and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year consistent with Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, Compensation—Retirement Benefits accounting valuation assumptions.

Stock Ownership Guidelines for Directors.  Each director is required to invest 50% of his or her cash fees annually to purchase Alcoa common stock until stock ownership reaches $350,000, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the Company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest in Alcoa stock until the $350,000 value is reached.

ALCOA STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2011.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Blackrock, Inc.[1] 40 East 52nd Street New York, NY 10022	78,670,612	7.4%

Capital World Investors[2] 333 South Hope Street Los Angeles, CA 90071	61,930,813	5.8%

1.

As reported in a Schedule 13G amendment dated January 20, 2012, Blackrock, Inc., a parent holding company, reported that it had sole power to vote and dispose of all the reported shares and shared power to vote and dispose of none of the reported shares.

2.

As reported in a Schedule 13G amendment dated February 8, 2012. Capital World Investors, a division of Capital Research and Management Company (CRMC), reported that it is deemed to be the beneficial owner of the reported shares as a result of CRMC acting as investment adviser to various investment companies and that the reported shares include 7,385,813 shares resulting from the assumed conversion of $47,500,000 principal amount of the Company’s 5.25% convertible notes due 2014. It reported that it had sole power to vote 54,545,000 shares, sole power to dispose of all of the reported shares, and shared power to vote or dispose of none of the reported shares. It disclaimed beneficial ownership of all shares reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the ownership of Alcoa common stock, as of February 15, by each director and nominee, each of the named executive officers, and all directors and executive officers as a group. No individual director, nominee or executive officer beneficially owned more than one-half of 1% of Alcoa’s common stock. The total beneficial ownership by directors and executive officers as a group represented less than 1% of outstanding shares.

Mr. Kleinfeld is required to own shares of Alcoa common stock equal in value to six times his annual salary and each of the other named executive officers is required to own shares of Alcoa common stock equal to three times their annual salaries except Mr. DeRoma who was required to hold two times his salary. These officers are required to maintain that investment until retirement from the Company.

Each director is required to invest 50% of his or her fees annually to purchase Alcoa common stock until the director owns shares worth $350,000, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the Company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

	Amount and Nature of Beneficial Ownership
Name	Common Stock and Stock Equivalent Units [1]	Exercisable Stock Options[2]
Klaus Kleinfeld	208,899	3,207,856
Arthur D. Collins, Jr.	31,510
Kathryn S. Fuller	39,065
Judith M. Gueron	50,136
Michael G. Morris	40,928
E. Stanley O’Neal	55,133
James W. Owens	27,568
Patricia F. Russo	19,547
Sir Martin Sorrell	0[3]
Ratan N. Tata	25,354
Ernesto Zedillo	54,452
Chris L. Ayers	15,303	17,744
Charles D. McLane, Jr.	107,827	208,197
Nicholas J. DeRoma	8,868	193,410
Olivier M. Jarrault	39,931	106,438
Helmut Wieser	60,337	623,620
All directors and executive officers as a group (21 individuals)	851,425	4,645,245

1.	Common stock and common stock equivalents include (i) voting securities (shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements), and (ii) for executive officers, share equivalent units held in the Alcoa Retirement Savings Plan (which are voting securities through the plan Trustee) and deferred share equivalent units held under the Deferred Compensation Plan, and (iii) for directors, deferred share equivalent units held in the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors in effect prior to 2005. Deferred share equivalent units track the performance of Alcoa common stock but do not confer voting or investment power over shares of common stock and are payable in cash upon termination of employment or when board service ends. The amount of deferred stock units that can be settled in cash are set forth below.

2.	Exercisable stock options includes the number of shares of Alcoa common stock that the executive officer has a right to acquire as of or within 60 days after December 31, 2011 through the exercise of employee stock options. Non-employee directors are eligible for stock option grants under the 2009 Alcoa Stock Incentive Plan but no awards have been granted to directors under that plan.
3.	Sir Martin Sorrell was appointed to the Board of Directors effective January 16, 2012. His first retainer fee will be earned March 31, 2012. He is required to invest 50% of his retainer fees into Alcoa stock until he reaches a $350,000 investment, which is required to be held until retirement.

Name	Alcoa Stock Held in Deferred Stock Units Settled in Cash
Klaus Kleinfeld	20,088
Arthur D. Collins, Jr.	31,510
Kathryn S. Fuller	39,065
Judith M. Gueron	34,777
Michael G. Morris	40,928
E. Stanley O’Neal	55,133
James W. Owens	12,543
Patricia F. Russo	9,547
Sir Martin Sorrell	0
Ratan N. Tata	0
Ernesto Zedillo	54,452
Chris L. Ayers	2,687
Charles D. McLane, Jr.	6,496
Nicholas J. DeRoma	1,758
Olivier M. Jarrault	0
Helmut Wieser	6,380

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Alcoa’s directors and executive officers and persons who beneficially own more than ten percent of our stock to file reports of ownership and changes in ownership of our stock with the SEC within specified periods. Due to the complexity of the reporting rules, the Company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the Company’s records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in 2011, except that one Form 4 covering one transaction was filed late for Mr. Ayers.

CORPORATE GOVERNANCE

Alcoa is a values-based Company. Our values guide our behavior at every level and apply across the Company on a global basis. We expect all directors, officers and employees to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, a Code of Ethics for the CEO, CFO and other financial professionals and Related Person Transaction Approval Policy.

Our values have been recognized in numerous awards, including the 2011 Covalence Ethical Ranking, which listed Alcoa #1 in the basic resources sector and the only basic resources company among the top-ranked companies; and the Dow Jones Sustainability Indexes for North America and the World, which also rank Alcoa #1 among aluminum companies.

WHERE TO FIND CORPORATE GOVERNANCE INFORMATION

Additional corporate governance information as well as all of the documents listed above are available on our web site: http://www.alcoa.com under “About—Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

Among other policies described in this section:

•	Service on other public company audit committees is limited to three audit committees, including the Company’s.
•

Directors who serve as chief executive officers of public companies should not serve on more than two outside boards and other directors should not serve on more than four outside public company boards in addition to Alcoa’s board. Exceptions to the general rule regarding directors who are not CEOs may be made by the Governance and Nominating Committee.

•	Directors’ attendance at annual meetings is expected.
•

A nominee for election or re-election to the Board of Directors will not be considered for election or re-election if the nominee will reach the mandatory retirement age during the term, unless the nominee is in a significant leadership role with another complex, global organization at the time of nomination.

•	The criteria for selection of directors are included in the Corporate Governance Guidelines and posted on the Company’s web site.
•	Our Insider Trading Policy which is applicable to directors, officers and employees:
•

prohibits the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designated to hedge or offset any decrease in the market value of Alcoa securities; and

•	prohibits directors and executive officers from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings accounts.
•	The Public Issues Committee oversees spending in support of political endeavors.

DIRECTOR INDEPENDENCE

In its Corporate Governance Guidelines, the board has adopted the policy that independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function. Under the Director

Independence Standards, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards, a director is not considered “independent” unless the board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting a determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K, is deemed to be an immaterial relationship. The board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the Company (and therefore does not meet the independence standards set forth in the Director Independence Standards) and each director has only immaterial relationships with the Company outside his or her role as a director.

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the ordinary course of business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2011 were material. Under our Related Person Transaction Approval Policy, which is posted on our web site at http://www.alcoa.com under “About—Corporate Governance—Policies,” such transactions are deemed to be immaterial if the aggregate amount for the fiscal year does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues.

No contributions have been made to any tax-exempt organization in which any independent director serves as an executive officer that exceeded the greater of $250,000 or 2% of the tax-exempt organization’s consolidated gross revenues. See “Transactions with Related Persons,” page 72.

THE BOARD’S ROLE IN RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company and annually reviews the Company’s enterprise risk management. The Audit Committee regularly reviews materials risk management, which includes hedging policies and practices and the relationship between the commodity pricing of aluminum on the London Metal Exchange, and major cost inputs, including foreign exchange rates and energy. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks and risks related to internal controls. In addition, the Public Issues Committee considers risks to the Company’s reputation and reviews risks related to the sustainability of its operations. The Governance and Nominating Committee considers risks related to succession planning for the Board of Directors and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation and Benefits Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. The Compensation and Benefits Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on the Company. See “CD&A, Other Compensation Policies and Practices, Compensation risk profile remains conservative”, page 33. The full Board has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis. In addition, the Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

BOARD LEADERSHIP STRUCTURE

Alcoa has had a strong, independent Lead Director for a number of years and we believe this role adequately addresses the need for leadership and an organizational structure for the independent directors. Only Mr. Kleinfeld, Chairman and Chief Executive Officer, is not independent under the rules of the New York Stock Exchange and our Corporate Governance Guidelines. Our independent directors meet every regular meeting without management or the Chairman and Chief Executive Officer present. This meeting is led by the Lead Director, Judith M. Gueron.

The Lead Director’s role is defined as follows:

1.	Preside at all meetings of the board at which the Chairman is not present including executive sessions of the independent directors;
2.	Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;
3.	Review meeting agendas and schedules for the board;
4.	Ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and
5.	Call special meetings of the independent directors in accordance with the By-Laws of the Company, as the Lead Director may deem to be appropriate.

The Chief Legal and Compliance Officer and the Corporate Secretary provide support to the Lead Director in fulfilling the Lead Director’s role.

BOARD DIVERSITY

Our policy on board diversity relates to the selection of nominees for the board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise or background that would complement the existing board, recognizing that the Company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors are citizens of the United States, Germany, India, Mexico and the United Kingdom. We have three female directors, one African-American director, one Indian director and one Hispanic director out of a total of 11 directors, as of the date of this proxy statement. Our directors come from diverse backgrounds including business, non-profit and governmental arenas.

MEETINGS AND ATTENDANCE

The board met eight times in 2011. Attendance by directors at board and committee meetings averaged 97.7%. All incumbent directors serving in 2011 attended at least 75% of the meetings.

The board approved a change in the corporate governance policy in September 2010 which provides that all directors are expected to attend the annual meeting of shareholders. The previous policy encouraged directors to attend. In addition, a meeting of the Board of Directors is regularly scheduled in the same city as, and in conjunction with, the annual shareholders meeting to facilitate directors’ attendance at the annual shareholders’ meeting. All of the then-current members of the Board, except Ratan Tata, attended the Company’s 2011 annual shareholders’ meeting.

COMMITTEES OF THE BOARD

There are six standing committees of the board, as discussed below. The charters for the Audit, Compensation and Benefits, Governance and Nominating and Public Issues Committees are available to shareholders on our website: http://www.alcoa.com under “About—Corporate Governance.”

Audit Committee.  The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the Company’s internal and external audit reports, compliance reports and risk management issues. No committee member currently sits on more than one other public company’s audit committee. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditors, the Chief Financial Officer, the Vice President—Audit and the Chief Legal and Compliance Officer, without any other members of management present. The committee met eight times in 2011. The chairman of this committee or his designee also met with management and the independent auditors before earnings announcements in January, April, July and October.

Each of the members of the Audit Committee qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules, and all of the members of the Audit Committee have been determined to be financially literate. The Audit Committee has oversight of key risk management issues as well as financial matters. The Audit Committee Charter authorizes the committee to retain the independent auditor and to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are James W. Owens (chair), Arthur D. Collins, Jr., Michael G. Morris, E. Stanley O’Neal, and Ernesto Zedillo.

Compensation and Benefits Committee.  The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the Company’s officers, oversees the administration of the Company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and approves the Compensation Discussion & Analysis for inclusion in the proxy statement. The By-Laws of the Company provide that the Compensation and Benefits Committee of the Board of Directors has the sole authority to determine the compensation of all officers of the Company who are elected by the board, including incentive compensation. In addition, the 2009 Alcoa Stock Incentive Plan (and its predecessor) approved by shareholders gives the Compensation and Benefits Committee the sole authority to establish equity awards for executive officers. Executive officers do not determine the amount or form of executive or director compensation, but the Chief Executive Officer recommends to the Compensation and Benefits Committee compensation changes and incentive compensation for other executive officers. From October 2011, the Compensation and Benefits Committee retained the firm Pay Governance LLC and prior to October 2011, the committee retained the firm Frederic W. Cook and Co., to assist in determining or recommending the compensation for the Chief Executive Officer and the compensation structure for all other executive officers. These firms were retained directly by, and report directly and exclusively to, the committee. There are no business or personal relationships between the members of these firms and the members of the Compensation and Benefits Committee and each consultant has policies and procedures in place designed to prevent any conflicts of interest. The consultants’ work has not raised any conflicts of interest. The scope of the consulting services is limited to the services these firms provide directly to the Compensation and Benefits Committee on executive compensation matters. The Company retains Towers Watson to provide market data on compensation but that firm does not assist in the recommendation or determination of compensation for executive officers. The Compensation and Benefits Committee met nine times in 2011. All members of the Compensation and Benefits Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Compensation and Benefits Committee are Patricia F. Russo (chair), Arthur D. Collins, Jr., Kathryn S. Fuller and Michael G. Morris.

Executive Committee.  The Executive Committee has authority to act on behalf of the board. In 2011, this committee met one time when specific action was required between board meetings. The members of the Executive Committee are Klaus Kleinfeld (chair), Judith M. Gueron, Michael G. Morris, E. Stanley O’Neal and Patricia F. Russo.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the Company, approves related person transactions and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The committee also periodically reviews and makes recommendations to the board regarding director compensation. The committee met five times in 2011.

All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Governance and Nominating Committee are Judith M. Gueron (chair), Michael G. Morris, E. Stanley O’Neal and Patricia F. Russo.

International Committee.  The International Committee provides a forum for additional discussion and input on international markets, business conditions and political developments. The committee meets on an as-needed basis depending on business requirements. The committee met one time in 2011. The members of the International Committee are Klaus Kleinfeld (chair) and Ratan N. Tata.

Public Issues Committee.  The Public Issues Committee provides advice and guidance on public issues and matters affecting the reputation of the Company. The committee also oversees spending in support of political endeavors, sustainability, corporate responsibility and corporate giving. The committee met four times in 2011. The members of the Public Issues Committee are Ernesto Zedillo (chair), Kathryn S. Fuller, Judith M. Gueron, Sir Martin Sorrell and Ratan N. Tata.

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The Governance and Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at

1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa—Corporate Governance—Ethics and Compliance” section of http://www.alcoa.com.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s Office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Junk mail and mass mailings;
•	Product complaints and product inquiries;
•	New product or technology suggestions;
•	Job inquiries and resumes;
•	Advertisements or solicitations; and
•	Surveys.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The Company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all Company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

RECOVERY OF INCENTIVE COMPENSATION

The Board of Directors adopted the following policy in 2006:

If the board learns of any misconduct by an executive officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the board determines fit the facts surrounding the particular case. The board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

The Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. In 2009 the shareholders approved the 2009 Alcoa Stock Incentive Plan, which also incorporates this policy. In 2011, the shareholders approved a §162(m) compliant incentive compensation plan which incorporates this policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee

NOMINATING CANDIDATES FOR ELECTION TO THE BOARD

Shareholder Recommendations for Director Nominees.  Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive office: Alcoa, Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should include all requirements set forth in the Company’s By-Laws and Articles of Incorporation, copies of which can be found in Attachments C and D on pages 77 and 86. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting.  The Company’s Articles of Incorporation provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain all of the information required in the Company’s By-Laws and Articles of Incorporation, copies of which can be found in Attachments C and D on pages 77 and 86.

Any such notice must be sent to our principal executive office: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2013 annual meeting is February 3, 2013.

Minimum Qualifications for Director Nominees and Board Member Attributes.  The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors.

Those criteria are:

1. Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.

2. Directors must be committed to seeking and balancing the legitimate long-term interests of all of the Company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3. It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4. Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5. Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6. Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex organization, or other senior leadership role in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor, which adds substantial value to the oversight of material issues related to the Company’s business.

7. Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8. Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9. Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10. New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11. While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the Company’s businesses and operations are diverse and global in nature.

12. Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

To be eligible to be a nominee for election as a director of the Company, a person must deliver to the following address: Alcoa, Corporate Secretary, 390 Park Avenue, New York, New York 10022-4608, all of the information required in the By-Laws and Articles of Incorporation of the Company.

Process of Evaluation of Director Candidates.  The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a board member.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons.  The Company’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in a written policy which is available on our website: http://www.alcoa.com under “About—Corporate Governance—Policies.” Under these procedures a legal review determines which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then determines whether to approve or ratify a related person transaction or to refer it to the full board or another committee of the board for approval or ratification. The policy applies to transactions with related persons in the amount of $120,000 or more that do not involve employment matters (except employment of an executive officer that is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions that fall below the New York Stock Exchange threshold for director independence, transactions such as dividends where all shareholders receive proportional benefits and transactions involving competitive bids.

2011 Transactions with Related Persons.  Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the Company. This indemnity is required under the Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

OTHER MATTERS

Litigation Proceedings Involving Directors or Officers.  As previously reported in the Company’s other SEC filings, on July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania. On October 12, 2009, the Court overruled the defendants’ preliminary objections based on failure to exhaust intra-corporate remedies and failure to plead sufficient facts, but nonetheless stayed this action until further order of the Court. On March 6, 2009, the Philadelphia Gas Works Retirement Fund (“Philadelphia Gas”) filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. On September 18, 2009 pursuant to an unopposed motion of certain defendants, the Court of Common Pleas of Allegheny County transferred the Philadelphia Gas case to Allegheny County from Philadelphia County. Thereafter, on October 31, 2009, the Court assigned this action to the Commerce and Complex Litigation division of the Allegheny Court of Common Pleas and on November 20, 2009, the Court granted defendants’ motion to stay all proceedings in the Philadelphia Gas action until the earlier of the Court lifting the stay in the Teamsters derivative action or further order of the Court in this action. Both shareholder derivative actions were brought against certain officers and directors of Alcoa claiming breach of fiduciary duty and other violations and both actions are based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigation of Alcoa by the United States Department of Justice and Securities and Exchange Commission with respect to Alba’s claims. These derivative actions claim that the defendants caused or failed to prevent the conduct alleged in the Alba lawsuit. The Alba suit and the corresponding government investigation are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2011 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described above, the Company is paying the expenses, including attorneys’ fees, incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

ATTACHMENT A

PRE-APPROVAL POLICIES AND PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES

I. Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II. Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV. Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI. All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII. Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX. Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

ATTACHMENT B

Alcoa Inc.

Peer Group Listing

Companies in Towers Watson Database (Revenue Size = $15-$50B, Excludes Financial Services Companies)

* Used for CEO/Chairman Analysis

Company
Abbott Laboratories*	Enbridge Energy	Merck & Co*
Accenture*	Ericsson	Mitsubishi Power Systems
ACH Food	Ericsson Television	Americas
Adecco	Exelon*	Motorola*
Air Liquide	Express Scripts*	Murphy Oil
Alstom	Fluor*	NextEra Energy*
Amgen*	General Dynamics*	Northrop Grumman
Arrow Electronics*	GlaxoSmithKline	Occidental Petroleum*
AstraZeneca	Google*	Sanofi-Aventis
BAE Systems	Grupo Ferrovial	SCA Americas
Bayer AG	HBO	Schlumberger*
Bayer CropScience	HCA Healthcare*	Schneider Electric
Bechtel Marine Propulsion - Bettis	Hess*	Sodexo
BG US Services	Hoffmann-La Roche	Southern Company Services
Bristol-Myers Squibb	Holcim	Sprint Nextel*
Bunge*	Honeywell*	Staples*
Caterpillar*	IKON Office Solutions*	Sunoco*
Chattem	Illinois Tool Works*	Sunovion Pharmaceuticals
CHS	Intel	SuperValu Stores
Cisco Systems*	International Paper*	Takeda Pharmaceutical Company
Coca - Cola*	Johnson Controls*	Limited
Colgate-Palmolive*	Kaiser Foundation Health Plan*	Tesoro
Comcast*	Kimberly-Clark*	3M*
Continental Automotive Systems	Komatsu America	Time Warner*
C&S Wholesale Grocers*	Kraft Foods*	Time Warner Cable*
Dannon	Lafarge North America	Tyson Foods
Delta Air Lines	Lenovo	Union Pacific*
Detica	Linde	United States Steel*
Dominion Resources*	Lockheed Martin*	United Water
DuPont*	L-3 Communications*	U.S. Foodservice
Eli Lilly*	Lyondell Chemical	Walt Disney
EMC	McDonald’s*	Whirlpool*
Emerson Electric*	Medtronic*	Wilsonart International
Wm. Wrigley Jr.
Xerox*

ATTACHMENT C

ALCOA INC.

ARTICLES OF INCORPORATION

FIRST. The name of the corporation is Alcoa Inc.

SECOND. The location and post office address of the corporation’s current registered office is c/o CT Corporation System, Dauphin County, Pennsylvania.

THIRD. The purpose or purposes of the corporation are: to acquire and dispose of deposits of and rights to bauxite, clay, ores and minerals of any sort or description, and to acquire, extract, treat and dispose of any materials recovered or recoverable therefrom; to reduce ores of aluminum and any and all other ores to their basic metals; to manufacture, alloy and fabricate any and all metals into articles of commerce; to acquire, produce, transport, trade in and dispose of goods, wares and merchandise of every class and description; to purchase, lease, or otherwise acquire improved or unimproved real property, leaseholds, easements and franchises, to manage, use, deal with and improve the same or any part thereof, and to sell, exchange, lease, sublease, or otherwise dispose of any of said property or the improvements thereon or any part thereof; to acquire, use and dispose of all land, minerals, materials, apparatus, machinery and other agencies, means and facilities, to perform all operations, and to do all things, necessary, convenient or incident to the foregoing; and to carry on any business directly or indirectly related thereto; and the corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

FOURTH. The term for which the corporation is to exist is perpetual.

FIFTH. The authorized capital of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 1,800,000,000 shares of Common Stock of the par value of $1.00 per share. Hereinafter in this Article Fifth, the term “Preferred Stock” shall mean each of the Serial Preferred Stock and the Class B Serial Preferred Stock. A description of each class of shares which the corporation shall have authority to issue and a statement of the rights, voting powers, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the corporation to establish series of the Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series thereof are as follows:

1. Establishment of Series of Preferred Stock. Preferred Stock shall be issued in one or more series. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may, by resolution, from time to time divide shares of Preferred Stock into series and fix and determine the number of shares and, subject to the provisions of this Article Fifth, the relative rights and preferences of any series so established, provided that all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely: the rate of dividend (including the date from which dividends shall be cumulative and, with respect to Class B Serial Preferred Stock, whether such dividend rate shall be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate); the price at, and the terms and conditions on, which shares may be redeemed; the amounts payable on shares in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of shares in the event shares of any series are issued with sinking fund provisions; and the terms and conditions on which the shares of any series may be converted in the event the shares of any series are issued with the privilege of conversion. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to date from which dividends shall be cumulative.

2. Dividends.

(a)	The holders of Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series as hereinbefore provided, and no more, payable quarter yearly on the first days of January, April, July and October in each year. The dividends on any shares of Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the quarter yearly dividend payment date next preceding the date of issue of such shares.

(b)	The holders of Class B Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors or any authorized committee thereof, out of funds legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series including any such rate which may be reset or recalculated from time to time pursuant to procedures or formulas established therefor by the Board of Directors, and no more; provided, however, that no dividend shall be declared or paid on the Class B Serial Preferred Stock so long as any of the Serial Preferred Stock remains outstanding, unless all quarter yearly dividends accrued on the Serial Preferred Stock and the dividend thereon for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The dividends on any shares of Class B Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the dividend payment date for such series next preceding the date of issue of such shares. If full cumulative dividends on shares of a series of Class B Serial Preferred Stock have not been paid or declared and a sum sufficient for the payment thereof set apart, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. Accrued dividends shall not bear interest.

(c)	The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, provided, however, that no dividend shall be declared or paid on the Common Stock so long as any of the Preferred Stock remains outstanding, unless all dividends accrued on all classes of Preferred Stock and the dividend on Serial Preferred Stock for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart.

3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, then before any payment or distribution shall be made to the holders of Common Stock or Class B Serial Preferred Stock the holders of Serial Preferred Stock shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the holders of Class B Serial Preferred Stock of each series shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Class B Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the remaining assets shall belong to and be divided among the holders of the Common Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or share exchange or division involving the corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of any of the provisions of this subdivision.

4. Voting Rights. The holders of Preferred Stock shall have no voting rights except as otherwise required by law or hereinafter provided:

(a)	If at any time the amount of any dividends on Preferred Stock which have accrued and which have not been paid or declared and a sum sufficient for the payment thereof set apart shall be at least equal to the amount of four quarter yearly dividends, the holders of Preferred Stock shall have one vote per share, provided, however, that such voting rights of the holders of Preferred Stock shall continue only until all quarter yearly dividends accrued on the Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set apart.

(b)	Without the consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i) no additional class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall be authorized;

(ii) the authorized number of shares of Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall not be increased; and

(iii) the corporation shall not merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have after such merger or consolidation any authorized class of stock ranking senior to or on a parity with the Preferred Stock except the same number of shares of stock with the same rights and preferences as the authorized stock of the corporation immediately preceding such merger or consolidation.

(c)	Except in pursuance of the provisions of subdivision 4(b) (iii) of this Article Fifth, without the consent of the holders of at least sixty-six and two-thirds (66-2/3) percent of the number of shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i)	no change shall be made in the rights and preferences of the Preferred Stock as set forth in the Articles of Incorporation or as fixed by the Board of Directors so as to affect such stock adversely; provided, however, that if any such change would affect any series of Preferred Stock adversely as compared with the effect thereof upon any other series of Preferred Stock, no such change shall be made without the additional consent given as aforesaid of the holders of at least sixty-six and two-thirds (66-2/3) per cent of the number of shares at the time outstanding of the Preferred Stock of the series which would be so adversely affected;

(ii)	no additional class of stock ranking senior to the Preferred Stock as to dividends or assets shall be authorized;

(iii)	the authorized number of shares of any class of stock ranking senior to the Preferred Stock as to dividends or assets shall not be increased; and

(iv)	the corporation shall not (a) sell, lease, convey or part with control of all or substantially all of its property or business; or (b) voluntarily liquidate, dissolve or wind up its affairs.

Notwithstanding the foregoing:

(i)	except as otherwise required by law, the voting rights of any series of Class B Serial Preferred Stock may be limited or eliminated by the Board of Directors prior to the issuance thereof; and

(ii)	provided no shares of Serial Preferred Stock are then outstanding, any series of Class B Serial Preferred Stock may be issued with such additional voting rights in the event of dividend arrearages as the Board of Directors may determine to be required to qualify such series for listing on one or more securities exchanges of recognized standing.

The holders of Common Stock of the corporation shall have one vote per share.

5. Redemption.

(a)

The corporation, at the option of the Board of Directors, may redeem the whole or any part of the Serial Preferred Stock, or the whole or any part of any series thereof, at any time or from time to time, at such redemption price therefor as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart. Notice of every such redemption shall be published not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in a daily newspaper printed in the English language and published and of general circulation in the City of Pittsburgh, Pennsylvania. Notice of every such redemption shall also be mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Serial Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the corporation; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Serial Preferred Stock. In case of a redemption of a part only of any series of the Serial Preferred Stock at the time outstanding, the corporation shall select shares so to be redeemed in such manner, whether pro rata or by lot, as the Board of Directors may determine. Subject to the provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions on which the Serial Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been published as hereinbefore provided and if before the redemption date specified in such notice all funds necessary for such redemption shall have been set apart so as to be available therefor, then on and after the date fixed for redemption the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the corporation shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the Serial Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York or of the Commonwealth of Pennsylvania, doing business in the Borough of Manhattan,

The City of New York, or in the City of Pittsburgh, Pennsylvania, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

All shares of Serial Preferred Stock so redeemed shall be cancelled and shall not be reissued.

(b)	The terms and conditions under which the whole or any part of any series of the Class B Serial Preferred Stock may be redeemed shall be established by the Board of Directors prior to the issuance thereof. Unless otherwise determined by the Board of Directors, all shares of Class B Serial Preferred Stock so redeemed or otherwise acquired by the corporation shall be returned to the status of authorized but unissued shares.

6. Preemptive Rights. Neither the holders of the Preferred Stock nor the holders of the Common Stock shall be entitled to participate in any right of subscription to any increased or additional capital stock of the corporation of any kind whatsoever.

SIXTH. In each election of directors every shareholder entitled to vote shall have the right to cast one vote for each share of stock standing in his name on the books of the company for each of such number of candidates as there are directors to be elected, but no shareholder shall have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

SEVENTH.

A. In addition to any affirmative vote required by law, the Articles or the By-Laws of the corporation (the “company”), and except as otherwise expressly provided in Section B of this Article Seventh, the Company shall not knowingly engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined) which are beneficially owned by persons other than such Interested Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Article Seventh shall not be applicable to any particular Stock Repurchase from an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law or by any other provision of the Articles or the By-Laws of the company, or any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following Paragraphs (1) or (2) are met:

(1)	The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock (as hereinafter defined) made available on the same basis to all holders of such class of Capital Stock.

(2)	The Stock Repurchase is made pursuant to an open market purchase program approved by a majority of the Continuing Directors (as hereinafter defined), provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

C.	For the purposes of this Article Seventh:

(1)	The term “Stock Repurchase” shall mean any repurchase, directly or indirectly, by the Company or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares.

(2)	The term “Capital Stock” shall mean all capital stock of the company authorized to be issued from time to time under Article FIFTH of the Articles of the company, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the company generally.

(3)	The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(4)	The term “Interested Shareholder” shall mean any person (other than the company or any Subsidiary and other than any savings, profit-sharing, employee stock ownership or other employee benefit plan of the company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is on the date in question, or who was at any time within the two year period immediately prior to the date in question, the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(5)	A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on March 8, 1985 (the term “registrant” in said Rule 12b-2 meaning in this case the Company).

(7)	The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 4 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the company.

(8)	The term “Continuing Director” shall mean any member of the Board of Directors of the Company (the “board”), while such person is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(9)	The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the closing sale price on the trading day immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on the trading day immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

D. The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.

EIGHTH. A. The business and affairs of the corporation (the “company”) shall be managed by a Board of Directors comprised as follows:

(1)	The Board of Directors shall consist of the number of persons fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(2)

Beginning with the Board of Directors to be elected at the annual meeting of shareholders held in 1985, directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. At such meeting, each class of directors shall be elected in a separate election. Directors of the first class shall be elected for a term of office to expire at the 1986 annual meeting of shareholders, those of the second class shall be elected for a term of office to expire at the 1987 annual meeting of shareholders, and those of the third class shall be elected for a term of office to expire at the 1988 annual meeting of shareholders. At each annual election held after the 1985 annual meeting of shareholders the class of directors then being elected shall be elected to hold office for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified, except in the case of earlier death, resignation or removal.

(3)	Nominations for the election of directors at an annual meeting of the shareholders may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors at the meeting. Shareholders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such shareholder’s intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting. Such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(4)	Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.

(5)	Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-laws of the company), the affirmative vote of not less than eighty percent (80%) of the votes which all shareholders of the then outstanding shares of the capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

NINTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Article Ninth shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Article shall be deemed to be a contract with each director of the corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any other provision of the Articles or By-laws of the corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption.

TENTH. Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification. This Article shall be effective May 15, 1987.

ELEVENTH. A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes cast for such nominee by holders of shares entitled to vote in the election, exceed the votes cast against such nominee’s election (excluding abstentions), except in a contested election (as such term shall be defined in the By-Laws of the company). Any nominee for director in a non-contested election who is not an incumbent director and is not so elected shall not take office. Any incumbent director nominated for re-election in a non-contested election but not so elected shall, in the event the director’s successor shall not be duly elected and qualified, take such actions (which may include the tender of the director’s resignation for consideration by the Board of Directors) as shall be consistent with applicable law and the company’s By-Laws. The Board of Directors shall have the authority to adopt and amend appropriate By-Laws to implement this Article Eleventh.

ATTACHMENT D

ALCOA INC. BY-LAWS

ARTICLE I - IDENTIFICATION

Section 1.  Principal Office.  The principal office of the Company shall be in the City of New York, New York.

Section 2.  Seal.  The Company shall have a corporate seal in such form as the board of directors shall by resolution from time to time prescribe.

Section 3.  Fiscal Year.  The fiscal year of the Company shall end on the 31st day of December.

ARTICLE II - SHAREHOLDERS’ MEETINGS

Section 1.  Place of Meetings.  Meetings of the shareholders of the Company shall be held at such place within or without the Commonwealth of Pennsylvania as may be fixed by the board of directors pursuant to authority hereby granted.

Section 2.  Annual Meeting.  The annual meeting of the shareholders shall be held on the Friday next following the first Monday in May of each year at nine thirty o’clock A.M., local time in effect at the place of the meeting, or on such other day or at such other time as may be fixed by the board of directors pursuant to authority hereby granted.

Section 3.  Chairman of the Meeting.  All meetings of the shareholders shall be called to order and presided over by the chairman of the board, or in the absence of the chairman of the board, by a vice chairman of the board, the president or another director, in the order designated by the chairman of the board, or if none of these be present, by a chairman elected by a majority of the votes which all shareholders present are entitled to cast on any matter coming before the meeting.

Section 4.  Notice of Shareholder Business.

(A) Annual Meetings of Shareholders.

(1)        The proposal of business (other than director nominations) to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in these By-laws.

(2)        For business (other than director nominations, which are subject to the requirements of Section A(3) of Article EIGHTH of the Company’s Articles, as the same may be amended from time to time) to be properly brought before an annual meeting by a shareholder pursuant to Section 4(A)(1)(c) of this Article II, the shareholder must have given timely notice thereof in proper form in writing to the Secretary and such business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting and shall be updated and supplemented as set forth below; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder must be so delivered not later than ninety days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice shall set forth and disclose:

(i) as to any business (other than director nominations) that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of (x) the shareholder making the proposal, (y) the beneficial owner, if any, on whose behalf the proposal is made and (z) their respective affiliates and associates or others acting in concert therewith (each person or entity specified by the foregoing clauses (x), (y) and (z), a “Proposing Shareholder”);

(ii) a description of all agreements, arrangements and understandings between a Proposing Shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder;

(iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the By-laws or Articles of Incorporation of the Company, the text of the proposed amendment);

(iv) the name and address, as they appear on the Company’s books, of each Proposing Shareholder;

(v) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by each Proposing Shareholder;,

(vi) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by each Proposing Shareholder;

(vii) any proxy, contract, arrangement, understanding, or relationship pursuant to which any Proposing Shareholder has a right to vote any class or series of shares of the Company;

(viii) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving a Proposing Shareholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(ix) any rights to dividends on the shares of the Company owned beneficially by any Proposing Shareholder that are separated or separable from the underlying shares of the Company;

(x) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(xi) any performance-related fees (other than an asset-based fee) that a Proposing Shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such Proposing Shareholder’s immediate family sharing the same household;

(xii) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by a Proposing Shareholder;

(xiii) any direct or indirect interest of a Proposing Shareholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(xiv) to the extent not covered by the foregoing clauses (i) through (xiii), any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D if the requirements therein were applicable to each Proposing Shareholder; and

(xv) any other information relating to each Proposing Shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”).

To be considered timely, a shareholder’s notice shall be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

(B) Special Meetings of Shareholders. Except as otherwise required by law or the Articles, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting or otherwise brought by or at the direction of the board of directors. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time of giving notice provided for in these By-laws, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in these By-laws. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if a shareholder’s notice satisfying the requirements set forth in Section A(3) of Article EIGHTH of the Company’s Articles is delivered to the Secretary of the Company not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C) General.

(1)        Only such persons who are nominated in accordance with the procedures set forth in the Articles and in these By-laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-laws or in the Articles of the Company. Except as otherwise provided by law, the Articles or these By-laws, the presiding officer of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in these By-laws or the Articles and, if any proposed business is not in compliance with these By-laws or the Articles, to declare that such defective proposal shall be disregarded.

(2)        For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)        Notwithstanding the foregoing provisions of these By-laws, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in these By-laws; provided, however, that any references in these By-laws to the Exchange Act are not intended to and shall not limit the separate and additional requirements set forth in these By-laws with respect to nominations or proposals as to any other business to be considered pursuant to this Section 4 of this Article II. Nothing in these By-laws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, including without limiting the generality of the foregoing, the time limits for notice of such proposals as provided under Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances. Subject to Rule 14a-8 under the Exchange Act, nothing in these By-laws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or directors or any other business proposal.

(D) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section A(3) of Article EIGHTH of the Articles or Section 4(B) of this Article II, as applicable) to the Secretary of the Company a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent or on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary) and a written representation and agreement (in the form provided by the Secretary) that such person (A) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director, (B) is not and will not become a party to any agreement or understanding with any person or entity other than the Company with respect to compensation, reimbursement or indemnification in connection with service or action as a director, (C) will comply with the director stock ownership guidelines of the Company and (D) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative or on whose behalf the nomination is being made, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the Company, including, for the avoidance of doubt, Section 5 of this Article II. In addition, a director nominee must comply with all applicable laws regarding service as a director of the Company, including, without limitation, the requirements as amended of: the Clayton Antitrust Act of 1914, 15 U.S.C. §19; the Company’s Department of State export license; the Department of Defense rules and regulations applicable to the Company; the New York Stock Exchange and other exchanges on which the Company’s securities are listed; and the minimum standards for service as a director prescribed in the Company’s Corporate Governance Guidelines.

Section 5.  Election of Directors.  In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) by holders of shares entitled to vote in the election shall immediately tender his or her resignation, and the Board of Directors shall decide, through a process managed by the Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision shall be promptly disclosed in accordance with the rules and regulations of the Securities and Exchange Commission. An election of directors shall be considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of shareholders.

ARTICLE III - BOARD OF DIRECTORS

Section 1.  Number.  Until the board of directors has increased or decreased the number of the directors as hereinafter provided, the number of the directors shall be eleven. The board is hereby authorized to increase or decrease the number of the directors from time to time without a vote of the shareholders, provided, however, that such number shall not be less than seven nor more than fifteen.

Section 2.  General Powers.  The board of directors shall have power in general to manage the business and affairs of the Company consistent with the law, the Articles of the Company and these By-laws, and may from time to time adopt such regulations regarding the powers and duties of the respective officers, assistant officers and agents and the conduct of the Company’s business as the board may deem proper and expedient.

Section 3.  Election and Nomination of Directors.  Candidates for election as directors at any annual meeting of shareholders shall be nominated and elected for terms to expire not later than the third annual meeting following their election, in accordance with the By-laws and Articles of the Company and applicable law.

Section 4.  Annual Meeting.  The board of directors shall without notice meet each year upon adjournment of the annual meeting of the shareholders at the principal office of the Company, or at such other time or place as shall be designated in a notice given to all nominees for director, for the purposes of organization, election of officers and consideration of any other business that may properly be brought before the meeting.

Section 5.  Regular Meetings.  Regular meetings of the board of directors shall be held at such times and places as shall be fixed by the board at any time in advance of the meeting date or designated in a notice of the meeting.

Section 6.  Special Meetings.  Special meetings of the board of directors may be called by the chairman of the board, a vice chairman of the board, the president or any two directors.

Section 7.  Notice of Regular and Special Meetings.  No notice of a regular meeting of the board of directors shall be necessary if the meeting is held at the time and place fixed by the board in advance of the meeting date. Notice of any regular meeting to be held at another time or place and of all special meetings of the board, setting forth the time and place of the meeting, shall be given by letter or other writing deposited in the United States mail or with an express mail or private courier service not later than during the second day immediately preceding the day for such meeting, or by word of mouth, telephone, facsimile or other oral or written means received not later than during the day immediately preceding the day for such meeting.

Section 8.  Quorum.  A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business at a meeting of the board of directors, but if at any meeting a quorum shall not be present the meeting may adjourn from time to time until a quorum shall be present.

Section 9.  Executive Committee.  The board of directors may, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute an executive committee which to the extent provided in a resolution adopted by a majority of the whole board shall have and exercise the authority of the board in the management of the business and affairs of the Company except as otherwise limited by law.

Section 10.  Audit Committee.  The board of directors shall, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute an audit committee. Audit committee members shall not be officers or full time employees of the Company or its subsidiaries. The audit committee shall have such authority and shall perform such duties as shall be provided from time to time in accordance with resolutions of the board.

Section 11.  Compensation and Benefits Committee.  The board of directors may, by resolution adopted by a majority of the whole board, designate three or more of the directors to constitute a compensation committee which to the extent provided in such resolution or other action by the board shall have and exercise the authority (a) to fix and determine, and change from time to time, the compensation of all officers of the Company elected by the board, including, but not restricted to, monthly or other periodic compensation and incentive or other additional compensation, (b) to authorize or approve all contracts of the Company with any officer for remuneration (whether in the form of a pension, deferred compensation or otherwise) to be paid from the general funds of the Company after the termination of regular employment of such officer, and (c) to administer or perform specified functions under any one or more of the stock option or other incentive, pension or benefit plans of the Company; provided that the said committee shall not exercise any of its said authority with respect to any of its members.

Section 12.  Compensation of Assistant Officers and Agents.  Unless otherwise determined by the board of directors, the chief executive officer of the Company shall have the authority to fix and determine, and change from time to time, the compensation of all assistant officers and agents of the Company elected or appointed by the board or by the chief executive officer, including, but not restricted to, monthly or other periodic compensation and incentive or other additional compensation.

Section 13.  Limitation Regarding Incentive Plans.  Nothing contained in the foregoing two sections of this Article III shall be construed to vest, or to authorize vesting, in the chief executive officer of the Company any authority with respect to stock options or other incentives under plans which provide for administration by the board of directors or a committee thereof.

Section 14.  Other Committees.  In addition to the committees described in this Article III, the board of directors may, by resolution adopted by a majority of the whole board, designate one or more other committees of the board, each of which shall consist of one or more of the directors. Each such other committee shall have such authority and shall perform such other duties as may be provided from time to time in resolutions of the board.

Section 15.  Substitute Committee Members.  In the absence or disqualification of any member of any committee of the board of directors, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

Section 16.  Participation by Conference Telephone.  One or more directors may participate in a meeting of the board of directors or of a committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Section 17.  Personal Liability of Directors.  To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Section 17 shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Section shall be deemed to be a contract with each director of the Company who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Section. Any amendment or repeal of this Section or adoption of any other By-law or provision of the Articles of the Company which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption. This Section 17 may be amended or repealed only with the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company.

ARTICLE IV - OFFICERS

Section 1.  Number and Election.  The board of directors at its annual meeting shall elect a president, a secretary and a treasurer, or persons who act as such, and may elect a chairman of the board, one or more vice presidents, a controller, a general counsel and such other officers and assistant officers as the board may deem appropriate. The board shall from time to time designate the chief executive officer who shall be either the chairman of the board or the president. The board may also from time to time elect such other officers and assistant officers and appoint such agents as it may deem appropriate. Assistant officers and agents also may be appointed by the chief executive officer.

Section 2.  Qualifications.  The chairman of the board shall be a member of the board of directors but the other officers need not be directors.

Section 3.  Term of Office.  Each officer and assistant officer shall hold office until the annual meeting of the board of directors next following the meeting of the board at which such officer or assistant officer is elected, except in the case of earlier death, resignation or removal.

Section 4.  Chairman of the Board.  The chairman of the board shall preside at all meetings of the board of directors at which such chairman is present. In the absence of the chairman of the board, a vice chairman of the board, the president or another director, in the order designated by the chairman of the board, shall preside at meetings of the board of directors. If the chairman of the board is not the chief executive officer, the chairman of the board shall have such powers and perform such other duties as the president may from time to time delegate to such chairman, except as otherwise determined by the board.

Section 5.  President.  If the president is not the chief executive officer, the president shall have such powers and perform such other duties as the chairman of the board may from time to time delegate to the president, except as otherwise determined by the board.

Section 6.  Vice Presidents.  Each vice president, including any vice president designated as executive, senior or otherwise, shall have such powers and perform such duties as the chairman of the board or the president may from time to time delegate to such vice president, except as otherwise determined by the board of directors.

Section 7.  Secretary.  The secretary shall attend meetings of the shareholders, the board of directors and the executive committee, shall keep minutes thereof in suitable books, and shall send out all notices of meetings as required by law or these By-laws. The secretary shall be ex officio an assistant treasurer. The secretary shall, in general, perform all duties incident to the office of secretary.

Section 8.  Treasurer.  The treasurer shall receive all money paid to the Company and keep or cause to be kept accurate accounts of all money received or payments made in books kept for that purpose. The treasurer shall deposit all money received by the treasurer in the name and to the credit of the Company in banks or other places of deposit. The treasurer shall disburse the money of the Company by checks or vouchers. The treasurer shall be ex officio an assistant secretary. The treasurer shall, in general, perform all duties incident to the office of treasurer.

Section 9.  Controller.  The controller shall be responsible for the implementation of accounting policies and procedures, the installation and supervision of all accounting records, including the preparation and interpretation of financial statements, the compilation of production costs and cost distributions and the taking and valuation of physical inventories. The controller shall also be responsible for the maintenance of adequate records of authorized appropriations and the approval for payment of all checks and vouchers. The controller shall, in general, perform all duties incident to the office of controller.

Section 10.  General Counsel.  The general counsel shall advise the Company on legal matters affecting the Company and its activities and shall supervise and direct the handling of all such legal matters. The general counsel shall, in general, perform all duties incident to the office of general counsel.

Section 11.  Assistant Officers.  Each assistant officer shall have such powers and perform such duties as may be delegated to such assistant officer by the officer to whom such assistant officer is an assistant or, in the absence or inability to act of such officer, by the officer to whom such officer reports or by the chief executive officer.

ARTICLE V - INDEMNIFICATION

Section 1.  Indemnification Granted.  Every person who is or was a director, officer or employee of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at the request of the Company (hereinafter referred to as an “eligible person”) shall in accordance with this Article V, but not if prohibited by law, be indemnified by the Company as hereinafter provided against reasonable expense and any liability paid or incurred by such person in connection with or resulting from any claim in which such person may be involved, as a party or otherwise, by reason of such person’s being or having been a director, officer or employee of the Company or such other enterprise, whether or not such person continues to be such at the time such liability or expense shall have been paid or incurred.

Section 2.  Certain Definitions.  As used in this Article V, the term “claim” shall mean any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of the Company or such other enterprise or otherwise), whether civil, criminal, administrative or investigative; the term “expense” shall mean counsel fees and disbursements and all other expenses (except any liability) incurred in connection with any claim; and the term “liability” shall mean amounts of judgments, fines or penalties against, and amounts paid in settlement by, an eligible person with respect to any claim.

Section 3.  Expense Reimbursement to the Extent Successful.  Any eligible person who has been wholly successful, on the merits or otherwise, with respect to any claim shall be reimbursed by the Company for such person’s reasonable expense. Any eligible person who has been partially successful shall be proportionately reimbursed by the Company for such person’s reasonable expense.

Section 4.  Indemnification Where Not Wholly Successful.  Any eligible person who has been partially unsuccessful and any other eligible person not described in Section 3 of this Article V shall be reimbursed by the Company for such person’s reasonable expense and for any liability if a Referee shall deliver to the Company the written finding of such Referee that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Where such person is found by the Referee to have met the foregoing standards of conduct with respect to one or more but not all the claims made against such person, such person shall be entitled to indemnification for such expense and liability in such proportion as the Referee shall determine. The termination of any claim by judgment, order, settlement (whether with or without court approval), adverse decision, or conviction after trial or upon a plea of guilty or of nolo contendere or its equivalent, shall not of itself create a presumption that an eligible person did not meet the foregoing standards of conduct. The person claiming indemnification shall, at the request of the Referee, appear before the Referee and answer questions which the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which such person relies for indemnification; and the Company shall at the request of the Referee, make available to the Referee facts, opinions or other evidence in any way relevant for the Referee’s finding which are within the possession or control of the Company. As used in this Article V, the term “Referee” shall mean independent legal counsel (who may be regular independent legal counsel of the Company), or other disinterested person or persons, selected to act as such hereunder by the board of directors of the Company, whether or not a disinterested quorum exists.

Section 5.  Advancement of Expenses.  Any expense incurred with respect to any claim may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that such recipient is not to be indemnified under this Article V.

Section 6.  Article V Not Exclusive; Survival of Rights.  The rights of indemnification provided in this Article V shall be in addition to any rights to which any eligible person may otherwise be entitled by contract or as a matter of law; and in the event of such person’s death, such rights shall extend to the heirs and legal representatives of such person.

ARTICLE VI - SHARE CERTIFICATES AND TRANSFERS

Section 1.  Share Certificates.  Share certificates shall be in such form as the board of directors may from time to time determine. Each certificate shall be signed by the chairman of the board, the president, the treasurer or the secretary of the Company, by manual or facsimile signature.

Section 2.  Transfer Agent and Registrar.  The board of directors may from time to time appoint one or more transfer agents and may appoint one or more registrars of transfer, each to act with respect to such preferred and common shares of the Company as the board of directors may designate. No share certificate of the Company shall be valid or binding unless countersigned, manually or by facsimile signature, by a transfer agent if one has been appointed to act with respect to the shares evidenced by such certificate, and registered before issue by a registrar if one has been appointed to act with respect to the shares evidenced by such certificate.

Section 3.  Signatures by Former Corporate Officers or Agents.  In case any officer of the Company, or any authorized signatory of any transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer or authorized signatory because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer or authorized signatory had not ceased to be such at the date of its issue.

ARTICLE VII - AMENDMENTS

These By-laws may be altered, amended, added to or repealed by the board of directors at any meeting of the board duly convened with or without notice of that purpose, subject to the power of the shareholders to change such action.

ARTICLE VIII - INDEMNIFICATION FOR DIRECTORS

Section 1.  Right to Indemnification.  Except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as a “claim”); provided, that no such right of indemnification shall exist with respect to a claim brought by a director against the Company except as provided in the last sentence of this Section 1. Indemnification hereunder shall include the right to have expenses incurred by such person in connection with a claim paid in advance by the Company prior to final disposition of such claim, subject to any obligation which may be imposed by law, By-law, agreement or otherwise to reimburse the Company in certain events. As used herein, “expenses” shall include fees and expenses of counsel selected by any such director and “liability” shall include amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. With respect to any claim brought by a director or other person against the Company, the director or other person shall be entitled to be indemnified for expenses incurred in connection with such claim pursuant to this Section 1 only (i) if the claim is a suit brought as a claim for indemnity under Section 2 of this Article VIII or otherwise, (ii) if the director or other person is successful in whole or in part in the claim for which expenses are claimed or (iii) if the indemnification for expenses is included in a settlement of the claim or is awarded by a court.

Section 2.  Right of Claimant to Bring Suit.  If a claim under Section 1 of this Article VIII is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit to recover indemnification that the claimant’s conduct was such that under Pennsylvania law the Company is prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors, legal counsel and its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Company (including its board of directors, legal counsel or its shareholders) that the claimant’s conduct was such that indemnification is prohibited by law, shall be a defense to the suit to recover indemnification or create a presumption that the claimant’s conduct was such that indemnification is prohibited by law. The only defense to any such suit to receive payment of expenses in advance shall be failure to make an undertaking to reimburse if such an undertaking is required by law, By-law, agreement or otherwise.

Section 3.  Insurance and Funding.  The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any claim, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

Section 4.  Non-Exclusivity; Nature and Extent of Rights.  The right of indemnification provided for in this Article VIII (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any provision of the Articles or By-laws, or any agreement, vote of shareholders or directors or otherwise, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (iv) shall be applicable to claims commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to any such amendment or repeal.

(Amended January 20, 2012)

ATTACHMENT E

RECONCILIATION OF METRICS IN CD&A TO GAAP

(in millions)	ADJUSTED FREE CASH FLOW
	Year ended December 31, 2011
	Alumina	Primary Metals	Flat-Rolled Products	Engineered Products and Solutions	Corporate	Alcoa

Cash provided from operations	$847	$1,591	$292	$522	$(1,059)	$2,193

Capital expenditures	(371)	(463)	(157)	(173)	(123)	(1,287)

Free cash flow	476	1,128	135	349	(1,182)	906

Adjustments for incentive compensation (1)	177	(389)	159	113	119	179

Free cash flow – as adjusted for incentive compensation	$653	$739	$294	$462	$(1,063)	$1,085

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

This line item includes three types of adjustments as follows: (i) changes in accrued expenses, non-current assets and liabilities, certain non-cash components of net income, and various other items that are reflected in the determination of cash provided from operations under accounting principles generally accepted in the United States of America; (ii) amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the targets for 2011 as compared to actual results; and (iii) special items (defined as restructuring and other charges, discrete tax items, and other special items) that resulted in cash in flows or out flows during 2011. All of these adjustments are being made for incentive compensation purposes only.

(in millions)	ADJUSTED INCOME
	Year ended
	December 31, 2011	December 31, 2010

Net income attributable to Alcoa	$611	$254

Loss from discontinued operations	(3)	(8)

Income from continuing operations attributable to Alcoa	614	262

Restructuring and other charges	181	130

Discrete tax items (1)	2	40

Other special items (2)	15	127

Income from continuing operations attributable to Alcoa – as adjusted	812	559

Adjustments for incentive compensation (3)	71	(21)

Income from continuing operations attributable to Alcoa – as adjusted for incentive compensation	$883	$538

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:
•

for the year ended December 31, 2011, charges for a tax rate change in Hungary and a tax law change regarding the utilization of net operating losses in Italy ($8), a charge related to the 2010 change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($7), a net benefit for adjustments made related to the filing of 2010 tax returns in various jurisdictions ($5), and a net benefit for other miscellaneous items ($8); and

•

for the year ended December 31, 2010, a charge for a change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($79), a benefit for the reversal of a valuation allowance related to net operating losses of an international subsidiary that are now realizable due to a settlement with a tax authority ($57), a benefit for a change in a Canadian provincial tax law permitting tax returns to be filed in U.S. dollars ($24), a charge based on settlement discussions of several matters with international taxing authorities ($18), a charge for a tax rate change in Brazil ($11), a charge for interest due to the IRS related to a previously deferred gain associated with the 2007 formation of the former soft alloy extrusions joint venture ($6), a charge for a change in the anticipated sale structure of the Transportation Products Europe business ($5), a charge for unbenefitted losses in Russia, China, and Italy ($4), and a net benefit for other small items ($2).

(2)	Other special items include the following:
•

for the year ended December 31, 2011, favorable mark-to-market changes in certain power derivative contracts ($36), a net charge comprised of expenses for the early repayment of Notes set to mature in 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($32), uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($25), a gain on the sale of land in Australia ($18), costs related to acquisitions of the aerospace fastener business of TransDigm Group Inc. and full ownership of carbothermic smelting technology from ORKLA ASA ($8), and the write off of inventory related to the permanent closure of a smelter in the U.S ($4); and
•

for the year ended December 31, 2010, unfavorable mark-to-market changes in certain power derivative contracts ($29), recovery costs associated with the São Luís, Brazil facility due to a power outage and failure of a ship unloader in the first half of 2010 ($23), a charge related to power outages at the Rockdale, TX and São Luís, Brazil facilities ($17), restart costs and lost volumes related to a June 2010 flood at the Avilés smelter in Spain ($13), a charge for costs associated with the potential strike and successful execution of a new agreement with the United Steelworkers ($13), a charge for an additional environmental accrual for the Grasse River remediation in Massena, NY ($11), a net charge comprised of expenses for the early repayment of Notes set to mature in 2011 through 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($9), a charge related to an unfavorable decision in Alcoa’s lawsuit against Luminant related to the Rockdale, TX facility ($7), and the write off of inventory related to the permanent closures of certain U.S. facilities ($5).

(3)

Adjustments for incentive compensation represent amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the targets for both 2011 and 2010 as compared to actual results. Additionally, for the year ended December 31, 2010, this line item includes a reversal of the add-back included in the Other special items line above for the recovery costs associated with the São Luís, Brazil facility due to a power outage and failure of a ship unloader in the first half of 2010 ($23), a charge related to power outages at the Rockdale, TX and São Luís, Brazil facilities ($17), and a charge related to an unfavorable decision in Alcoa’s lawsuit against Luminant related to the Rockdale, TX facility ($7). All of these adjustments are being made for incentive compensation purposes only.

RECONCILIATION OF ALUMINA ADJUSTED EBITDA

($ in millions, except per metric ton amounts)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

After-tax operating income (ATOI)	$471	$315	$415	$632	$682	$1,050	$956	$727	$112	$301	$607

Add:
Depreciation, depletion, and amortization	144	139	147	153	172	192	267	268	292	406	444
Equity (income) loss	(1)	(1)	-	(1)	-	2	(1)	(7)	(8)	(10)	(25)
Income taxes	184	130	161	240	246	428	340	277	(22)	60	179
Other	(17)	(14)	(55)	(46)	(8)	(6)	2	(26)	(92)	(5)	(44)

Adjusted EBITDA	$781	$569	$668	$978	$1,092	$1,666	$1,564	$1,239	$282	$752	$1,161

Production (thousand metric tons) (kmt)	12,527	13,027	13,841	14,343	14,598	15,128	15,084	15,256	14,265	15,922	16,486

Adjusted EBITDA/Production ($ per metric ton)	$62	$44	$48	$68	$75	$110	$104	$81	$20	$47	$70

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

RECONCILIATION OF PRIMARY METALS ADJUSTED EBITDA

($ in millions, except per metric ton amounts)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

After-tax operating income (ATOI)	$905	$650	$657	$808	$822	$1,760	$1,445	$931	$(612)	$488	$481

Add:
Depreciation, depletion, and amortization	327	300	310	326	368	395	410	503	560	571	556
Equity (income) loss	(52)	(44)	(55)	(58)	12	(82)	(57)	(2)	26	(1)	7
Income taxes	434	266	256	314	307	726	542	172	(365)	96	92
Other	(8)	(47)	12	20	(96)	(13)	(27)	(32)	(176)	(7)	2

Adjusted EBITDA	$1,606	$1,125	$1,180	$1,410	$1,413	$2,786	$2,313	$1,572	$(567)	$1,147	$1,138

Production (thousand metric tons) (kmt)	3,488	3,500	3,508	3,376	3,554	3,552	3,693	4,007	3,564	3,586	3,775

Adjusted EBITDA/Production ($ per metric ton)	$460	$321	$336	$418	$398	$784	$626	$392	$(159)	$320	$301

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

RECONCILIATION OF FLAT-ROLLED PRODUCTS ADJUSTED EBITDA

($ in millions, except per metric ton amounts)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

After-tax operating income (ATOI)	$253	$225	$222	$254	$278	$233	$178	$(3)	$(49)	$220	$266

Add:
Depreciation, depletion, and amortization	167	184	190	200	220	223	227	216	227	238	237
Equity loss	2	4	1	1	-	2	-	-	-	-	3
Income taxes	124	90	71	75	121	58	92	35	48	92	104
Other	(5)	(8)	(5)	1	1	20	1	6	(2)	1	1

Adjusted EBITDA	$541	$495	$479	$531	$620	$536	$498	$254	$224	$551	$611

Total shipments (thousand metric tons) (kmt)	1,863	1,814	1,893	2,136	2,250	2,376	2,482	2,361	1,888	1,755	1,866

Adjusted EBITDA/Total shipments ($ per metric ton)	$290	$273	$253	$249	$276	$226	$201	$108	$119	$314	$327

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

RECONCILIATION OF ENGINEERED PRODUCTS AND SOLUTIONS ADJUSTED EBITDA

($ in millions)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

After-tax operating income (ATOI)	$189	$63	$124	$156	$271	$365	$435	$533	$315	$415	$539

Add:
Depreciation, depletion, and amortization	186	150	166	168	160	152	163	165	177	154	158
Equity loss (income)	–	–	–	–	–	6	–	–	(2)	(2)	(1)
Income taxes	61	39	55	65	116	155	192	222	139	195	260
Other	–	35	11	106	(11)	(2)	(7)	2	1	–	(1)

Adjusted EBITDA	$436	$287	$356	$495	$536	$676	$783	$922	$630	$762	$955

Total sales	$4,141	$3,492	$3,905	$4,283	$4,773	$5,428	$5,834	$6,199	$4,689	$4,584	$5,345

Adjusted EBITDA Margin	11%	8%	9%	12%	11%	12%	13%	15%	13%	17%	18%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

ADJUSTED EBITDA MARGIN
(in millions)	Year ended December 31, 2011

Net income attributable to Alcoa	$611

Add:
Net income attributable to noncontrolling interests	194
Loss from discontinued operations	3
Provision for income taxes	255
Other income, net	(87)
Interest expense	524
Restructuring and other charges	281
Provision for depreciation, depletion and amortization	1,479

Adjusted EBITDA	3,260
Add: adjustments for incentive compensation (1)	282

Adjusted EBITDA – as adjusted for incentive compensation	$3,542

Sales	$24,951
Add: adjustments for incentive compensation (2)	(214)

Sales – as adjusted for incentive compensation	$24,737

Adjusted EBITDA Margin – as adjusted for incentive compensation	14.3%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

These adjustments include special items reflected in Adjusted EBITDA on a pre-tax basis as follows: uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($35), the write off of inventory related to the permanent closure of a smelter in the U.S ($6), and costs related to an acquisition of the aerospace fastener business of TransDigm Group Inc. ($5). Additionally, this line item includes amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the targets for 2011 as compared to actual results. All of these adjustments are being made for incentive compensation purposes only.

(2)

These adjustments represent amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the targets for 2011 as compared to actual results and are being made for incentive compensation purposes only.

Form A07-15054

Alcoa Annual Meeting of Shareholders
c/o Corporate Election Services	9:30 a.m. Friday, May 4, 2012
P. O. Box 1150	Fairmont Hotel
Pittsburgh PA 15230-1150	510 Market Street
Pittsburgh, PA 15222

Admission Ticket This ticket is not transferable.

Please keep this ticket to be admitted to the annual meeting.

h Fold and detach here h

VOTE BY MAIL
Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET
Access this Web site to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683

▶

THREE WAYS TO VOTE

Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet—Have your proxy card available when you access the Web site www.cesvote.com and follow the simple directions presented to record your vote.

Vote By Telephone—Have your proxy card available when you call toll-free 1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 4, 2012, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 4, 2012—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

Alcoa Inc.
390 Park Avenue
New York, NY 10022-4608

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Graeme Bottger, Julie A. Caponi and Janet Duderstadt, together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, May 4, 2012, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

ê    Please fold and detach card at perforation before mailing.    ê

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR Items 1, 2, 3, 4. 5, 6, 7 and 8.
DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3, 4, 5, 6, 7 AND 8.
	1.	Election of Directors – Nominees to serve a three-year term: 1. Kathryn S. Fuller 2. Judith M. Gueron 3. Patricia F. Russo 4. Ernesto Zedillo
P R O X Y		❑ FOR all listed nominees ❑ AGAINST all listed nominees ❑ FOR all listed nominees except:
	2.	Ratify the Independent Auditor	❑ FOR ❑ AGAINST ❑ ABSTAIN
	3.	Advisory Approval of Executive Compensation	❑ FOR ❑ AGAINST ❑ ABSTAIN
	4.	Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article SEVENTH (Fair Price Protection)	❑ FOR ❑ AGAINST ❑ ABSTAIN
	5.	Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article EIGHTH (Director Elections)	❑ FOR ❑ AGAINST ❑ ABSTAIN
	6.	Eliminate Super-Majority Voting Requirement in the Articles of Incorporation – Article EIGHTH (Removal of Directors)	❑ FOR ❑ AGAINST ❑ ABSTAIN
	7.	Phase Out the Classified Board by Approving Amendments to the Articles of Incorporation	❑ FOR ❑ AGAINST ❑ ABSTAIN
	8.	Permit Shareholder Action by Written Consent by Approving Amendments to the Articles of Incorporation and By-Laws	❑ FOR ❑ AGAINST ❑ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	❑ I will attend the 2012 annual meeting.

PLEASE VOTE, SIGN, DATE AND RETURN	▶	Date
(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)